UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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T. Rowe Price Group, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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T.RowePrice®
INVEST WITH CONFIDENCE

2019

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 25, 2019
Owings Mills, Maryland

INVEST WITH CONFIDENCE®

T. Rowe Price is an asset management firm focused on delivering global investment management excellence and retirement services that investors can rely on—now, and over the long term.

We provide an array of commingled funds, subadvisory services, separate account management, retirement recordkeeping, and related services for individuals, advisors, institutions, and/or retirement plan sponsors.

Our intellectual rigor helps us seek the best ideas for our clients, our integrity ensures that we always put their interests first, and our stability lets us stay focused on their goals as we pursue better investment outcomes.

The principle on which Thomas Rowe Price, Jr., founded the firm in 1937—that his company's success should follow from the success it achieves for its clients—continues to guide us today. Our disciplined investment approach is rooted in proprietary research carried out by experienced professionals around the globe. To this approach, we bring a deep understanding of client needs and a long-term view that balances risk and reward. And we nurture a culture that encourages collaboration and diverse thinking.

YOUR VOTE IS IMPORTANT!

Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc., 2019 Annual Meeting of Stockholders.

T. ROWE PRICE GROUP, INC.
100 EAST PRATT STREET
BALTIMORE, MD 21202

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc., at the Company’s offices located at 4435 Painters Mill Road, Owings Mills, Maryland 21117, on Thursday, April 25, 2019, at 10 a.m. At this Annual Meeting, we will ask stockholders to:

1)	elect a Board of nine directors;
2)	approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers; and
3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

Stockholders who owned shares of our common stock as of February 22, 2019, are entitled to attend and vote at the Annual Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

David Oestreicher
Chief Legal Counsel and Corporate Secretary
Baltimore, Maryland
March 14, 2019

Introduction

This proxy statement is being made available to you in connection with the solicitation of proxies by the T. Rowe Price Group, Inc. (Price Group or the Company) Board of Directors (Board) for the 2019 Annual Meeting of Stockholders (Annual Meeting). The purpose of the Annual Meeting is to:

1)	elect a Board of nine directors;
2)	approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers; and
3)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

This proxy statement, the proxy card, and our 2018 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2018, form your “Proxy Materials.” We have adopted the Securities and Exchange Commission’s (SEC) “Notice and Access” model of proxy notification, which allows us to furnish proxy materials online, with paper copies available upon request. We sent you a notice on how to obtain your Proxy Materials on March 14, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 25, 2019

This proxy statement and our 2018 Annual Report to Stockholders may be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: materials.proxyvote.com/74144T.

Stockholders who wish to attend the Annual Meeting in person must follow the instructions on page 3 under the section titled “Do I need to bring anything in order to attend the Annual Meeting?”

Questions and Answers About the Proxy Materials and the Annual Meeting

Why did I receive in the mail a Notice of the Internet Availability of Proxy Materials?

You received in the mail either a notice of the Internet availability of proxy materials or a printed proxy statement and 2018 Annual Report to Stockholders because you owned T. Rowe Price Group, Inc., common stock at the close of business on February 22, 2019, which we refer to as the “Record Date,” and that entitles you to vote at the Annual Meeting. This proxy statement, the proxy card, and our 2018 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2018, constitute the “Proxy Materials.” The Board is soliciting your proxy to vote at the Annual Meeting or at any later meeting if the Annual Meeting is adjourned or postponed for any reason. Your proxy will authorize each of David Oestreicher and Jean-Marc Corredor as proxies to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

This proxy statement describes the matters to be acted upon at the Annual Meeting, provides information on those matters, and provides information about Price Group that we must disclose when we solicit your proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our Proxy Materials over the Internet. We believe that Internet delivery of our Proxy Materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” to many of our stockholders (including beneficial owners) as of the Record Date. Our stockholders who receive the Notice will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. The Notice contains instructions on how to access the Proxy Materials over the Internet or to request a printed copy. In addition, stockholders may request to receive Proxy Materials in printed form by mail or electronically by email on an ongoing basis by calling Broadridge Financial Solutions, Inc. (Broadridge) at 1-800-579-1639. Please note that you may not vote using the Notice. The Notice identifies the items to be voted on at the Annual Meeting and describes how to vote, but you cannot vote by marking the Notice and returning it.

PROXY STATEMENT 2019    1

Can I view the Proxy Materials on the Internet?

Yes. As described in more detail in response to the prior question, most stockholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing our website at troweprice.gcs-web.com/financial-information. The SEC also maintains a website at sec.gov that contains reports, proxy statements, and other information regarding Price Group.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, there were 236,705,942 shares outstanding. Each share outstanding on the Record Date is entitled to one vote on each proposal presented at the Annual Meeting.

What am I voting on, and what are the Board voting recommendations?

Our stockholders will be voting on the following proposals:

	Proposal	Board Voting Recommendation
1	Election of Directors	FOR ALL DIRECTOR-NOMINEES
2	Advisory Vote on the Compensation Paid to Our Named Executive Officers	FOR
3	Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2019	FOR

Can other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we were not aware of any other matters to be presented at the Annual Meeting. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by our Board (i.e., David Oestreicher and Jean-Marc Corredor) will have the discretion to vote on those matters in accordance with their best judgment on behalf of stockholders who provide a valid proxy by Internet, by telephone, or by mail.

What is the procedure for voting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote before the Annual Meeting by granting a proxy to each of David Oestreicher and Jean-Marc Corredor or, for shares you beneficially own, by submitting voting instructions to your broker, bank, or other nominee. Stockholders have a choice of voting by using the Internet, by calling a toll-free telephone number within the United States or Puerto Rico, or by completing a proxy or voting instruction card and mailing it in the postage-paid envelope provided. Please refer to the summary instructions below and carefully follow the instructions included on your Notice; your proxy card; or, for shares you beneficially own, the voting instruction card provided by your broker, bank, or other nominee. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote, but you cannot vote by marking the Notice and returning it.

If you hold shares in multiple accounts, you may receive multiple proxy material packages. If you hold shares in multiple accounts, please be sure to vote all of your Price Group shares in each of your accounts in accordance with the voting instructions you receive for each such account.

By Internet or Telephone

■	You can vote your shares via the Internet at proxyvote.com.
■	You can vote your shares by telephone by calling, toll-free 1-800-690-6903.

Internet and telephone voting facilities for registered stockholders will be available 24 hours a day until 11:59 p.m., eastern daylight time, on April 24, 2019. If you vote your shares on the Internet or by telephone, you do not have to return your proxy card.

Please have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you go online. You will have an opportunity to confirm your voting selections before your vote is recorded.

The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee. You should follow the voting instructions in the materials that you received from your nominee.

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By Mail

If you’d like to vote by mail, please request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign, and date the proxy card and return it in the postage-paid envelope provided. If voting instructions are provided, shares represented by the proxy card will be voted in accordance with the voting instructions.

For shares held in street name, please use the voting instruction card provided by your broker, bank, or other nominee and mark, sign, date, and mail it back to your broker, bank, or other nominee in accordance with their instructions.

In Person at the Annual Meeting

All registered stockholders can vote in person at the Annual Meeting. Voting your proxy electronically via the Internet, by telephone, or by mail does not limit your right to vote at the Annual Meeting. You also can choose to be represented by another person at the Annual Meeting by executing a legally valid proxy designating that person to vote on your behalf.

If you are a beneficial owner of shares, you must obtain a legally valid proxy from your broker, bank, or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. A legal proxy is an authorization from your broker, bank, or other nominee to vote the shares held in the nominee’s name that satisfies Maryland law and the SEC requirements for proxies.

What is the difference between holding shares as a registered stockholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, you are considered the “registered stockholder” (also known as a “record holder”) of those shares. We mail the Notice or Proxy Materials directly to you. Equiniti Trust Company (EQ) serves as the transfer agent and registrar for T. Rowe Price Group, Inc.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and these Proxy Materials or the Notice are being forwarded to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares, and you also are invited to attend the Annual Meeting.

Because you are not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legally valid proxy, executed in your favor, from the stockholder of record. Your broker, bank, or other nominee also is obligated to provide you with a voting instruction card for you to use to direct them as to how to vote your shares.

Do I need to bring anything in order to attend the Annual Meeting?

Yes. You must bring documentation that allows us to verify your stock ownership. For “record holders”, this means you must bring a valid, government-issued photographic identification. For stockholders who own their shares in “street name”, you must bring a valid, government-issued photographic identification and a brokerage account statement or letter from your broker, bank, or other nominee reflecting stock ownership. If you do not have valid identification and documentation sufficient to verify your stock ownership, you will not be admitted into the Annual Meeting.

For security reasons, all hand-carried items will be subject to inspection. Cameras, audio and video recorders, communication devices, and similar equipment will not be allowed in the meeting room.

Can I change my proxy vote?

Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy the day before the Annual Meeting by:

■	Authorizing a new vote electronically through the Internet or by telephone.
■	Returning a signed proxy card with a later date.
■	Delivering a written revocation of your proxy to the chief legal counsel and corporate secretary at T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202.

In addition, a registered stockholder may change their vote by submitting a written ballot in person at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank, or other nominee. You also can vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker, or other nominee (the registered stockholder) as described in the answer to the question “What is the procedure for voting?” on page 2.

Your personal attendance at the Annual Meeting does not revoke your proxy. Unless you vote at the Annual Meeting, your last valid proxy prior to or at the Annual Meeting will be used to cast your vote.

PROXY STATEMENT 2019    3

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

■	FOR the election of all director-nominees listed in Proposal 1.
■	FOR the advisory vote on the compensation paid by the Company to its Named Executive Officers (Proposal 2).
■	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019 (Proposal 3).
■	In the best judgment of the named proxy holders if any other matters are properly presented at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is required. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and either vote in person or abstain from voting, or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy.

Will my shares be voted if I don’t provide my proxy or instruction card?

Registered Stockholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by Internet, by telephone, or by mail or vote in person at the Annual Meeting.

Beneficial Owners

If you hold shares through an account with a broker, bank, or other nominee and you do not provide voting instructions, under the NASDAQ Global Select Market rules, your broker may vote your shares on routine matters only. The ratification of the appointment of KPMG (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. No other proposal is considered a routine matter, and your nominee cannot vote your shares on those proposals unless you provide voting instructions. Votes withheld by brokers, banks, and other nominees in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for stockholders who own shares as registered stockholders or beneficial owners. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, the votes that stockholders cast “FOR” a director-nominee must exceed the votes that stockholders cast “AGAINST” a director-nominee to approve the election of each director-nominee. Please also see the discussion of our “Majority Voting” provisions within Proposal 1 on page 6. For each of Proposals 2 and 3, the affirmative vote of a majority of the votes cast is required to approve the proposal. Proposal 2 is advisory and non-binding, so the Board will review the voting results on this proposal and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect on the vote on any other proposal.

What is the effect of a broker non-vote?

If a broker casts a vote on Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), the vote will be included in determining whether a quorum exists for holding the Annual Meeting. The broker does not have authority to vote on the other proposals absent directions from the beneficial owner.

As a result, if the beneficial owner does not vote on Proposals 1 or 2, so that there is a “broker non-vote” on those items, the broker non-votes do not count as votes cast for those proposals. Thus, a broker non-vote will not impact the following:

■	our ability to obtain a quorum (unless a broker also does not cast a vote on Proposal 3 as described in the preceding paragraph),
■	the outcome with respect to the election of directors (Proposal 1),
■	the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal (Proposal 2).

4    T. ROWE PRICE GROUP

Who will count the votes?

Representatives of our proxy tabulator, Broadridge, will tabulate the votes and act as inspectors of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspectors of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Is my vote confidential?

Yes. The vote of each stockholder is held in confidence from Price Group’s directors, officers, and employees. We do not know how any person or entity votes unless this information is voluntarily disclosed.

What is “householding” and how does it affect me?

Some banks, brokers, and other nominees engage in the practice of “householding” our Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household unless you request otherwise. We will promptly deliver a separate copy of Proxy Materials to you if you share an address subject to householding. Please contact our chief legal counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202, or by telephone at 410-345-2000.

Please contact your bank, broker, or other nominees if you wish to receive individual copies of our Proxy Materials in the future. Please contact your bank, broker, or other nominee or our chief legal counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202, or by telephone at 410-345-2000, if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

Can I choose to receive the proxy statement and the 2018 Annual Report to Stockholders on the Internet instead of receiving them by mail?

Yes. If you are a registered stockholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by visiting proxyvote.com. You will need to have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you access the website. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Withdrawal procedures also are at this website.

If you hold Price Group shares in your own name and received more than one copy of our Proxy Materials at your address and wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, you should contact Price Group’s mailing agent Broadridge, at 1-866-540-7095 to discontinue the mailing of reports on the accounts you select.

At least one account at your address must continue to receive a proxy statement and an annual report, unless you elect to view future annual reports and proxy statements over the Internet. The mailing of dividend checks, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of proxy statements and annual reports. Registered stockholders may resume the mailing of our Proxy Materials to an account by calling Broadridge at 1-866-540-7095. If you own shares through a broker, bank, or other nominee and received more than one set of our Proxy Materials, please contact the holder of record to eliminate duplicate mailings.

Who pays the cost of this proxy solicitation?

We will pay for the costs of preparing materials for the Annual Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, email, letter, or facsimile. To assist in soliciting proxies, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902 for a fee of $7,000, plus reimbursement of out-of-pocket expenses. We ask brokers, banks, and other nominees to forward materials for the Annual Meeting to our beneficial stockholders as of the Record Date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation. Stockholders are requested to return their proxies without delay.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of the Proxy Materials, you will find information about the Company and our corporate governance practices at troweprice.gcs-web.com/corporate-governance. Our website contains information about our Board, Board committees, Corporate Governance Guidelines, and other matters.

PROXY STATEMENT 2019    5

Proposal 1
Election of Directors

In this proxy statement, nine director nominees are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

We recommend that you vote FOR all the director nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the election of the nominees named below unless otherwise specified. Shares held by a bank, broker, or other nominee will not be voted on this Proposal absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. If any director nominee becomes unable or unwilling to serve between now and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

MAJORITY VOTING

We have adopted a majority voting standard for the election of our directors. Under our current By-Laws, in an uncontested election, a nominee will not be elected unless he or she receives more “FOR” votes than “AGAINST” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will apply to contested elections.

NON-EMPLOYEE DIRECTOR INDEPENDENCE DETERMINATIONS

The Board of Directors has considered the independence of current Board members and nominees not employed by T. Rowe Price and has concluded each such director qualifies as an independent director within the meaning of the applicable rules of the NASDAQ Global Select Market. To our knowledge, there are no family relationships among our directors or executive officers.

In making its determination of independence, the Board applied guidelines that it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:

■	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the Company or one of its sponsored mutual funds and trusts (Price funds) so long as the relationship is on terms consistent with those generally available to other persons doing business with the Company, its subsidiaries, or its sponsored investment products; and
■	relationships where a corporation, partnership, or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner, or member purchases services from the Company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the Company or its subsidiaries.

The Board believes that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.

THE NOMINEES AND THEIR QUALIFICATIONS, SKILLS, AND EXPERIENCE

In considering the overall qualifications of our nominees and their contributions to our Board, and in determining our need for additional members of the Board, we seek to create a Board consisting of members with a diverse set of experiences and attributes who will be meaningfully involved in our Board activities and will facilitate a transparent and collaborative atmosphere and culture. Our Board members generally develop a long-term association with the Company, which we believe

6    T. ROWE PRICE GROUP

facilitates a deeper knowledge of our business and its strategies, opportunities, risks, and challenges. At the same time, we periodically look for additions to our Board to enhance our capabilities and bring new perspectives and ideas to our Board. We will consider Board members with diverse capabilities, and we generally look for Board members with capabilities in one or more of the following areas: accounting and financial reporting, financial services and money management, investments, general economics and industry oversight, legal, government affairs and corporate governance, general management, international, marketing and distribution, and technology and facilities management.

Each of our directors provides significant individual attributes important to the overall makeup and functioning of our Board, which are described in the biographical summaries provided below:

The Board of Directors recommends that you vote FOR all of the following nominees:

Mark S. Bartlett Retired Managing Partner Ernst & Young Age 68
Mr. Bartlett has been an independent director of Price Group since 2013 and serves as chair of the Audit Committee and as a member of the Executive Compensation and Management Development Committee. Until retiring in 2012, Mr. Bartlett was a partner at Ernst & Young, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. Mr. Bartlett began his career at Ernst & Young in 1972 and has extensive experience in financial services, as well as other industries.

Mr. Bartlett received his B.S. from West Virginia University and attended the Executive Program at the Kellogg School of Business at Northwestern University. He also earned the designation of certified public accountant.

Mr. Bartlett is a member of the board of directors and chair of the audit committee of both Rexnord Corporation and Williams Scotsman. He is also a member of the nominating and corporate governance committee of Williams Scotsman. He also serves as a member of the board of directors and a member of the audit committee of FTI Consulting, Inc.

Mr. Bartlett offers the Board significant accounting and financial reporting experience as well as expertise in the accounting-related rules and regulations of the Securities and Exchange Commission. He has extensive finance knowledge, with a broad range of experience in financing alternatives including the sale of securities, debt offerings, and syndications.

Mary K. Bush Chairman Bush International, LLC Age 70
Ms. Bush has been an independent director of Price Group since 2012 and serves on the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. She has served as the chairman of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets and strategic business and economic matters, since 1991. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase.

Ms. Bush holds an M.B.A. from the University of Chicago and a B.A. in economics and political science from Fisk University.

Ms. Bush is a member of the board of directors, risk oversight committee, and nominating and corporate governance committee of Discover Financial Services; a member of the board of directors, audit and compensation committees, and chair of the retirement plan committee of ManTech International Corporation; a member of the board of directors, audit committee, and compensation committee of Marriott International; and a member of the board of directors and chair of the audit committee for Bloom Energy. Ms. Bush also was a director of the Pioneer Family of Mutual Funds from 1997 to 2012 and UAL Corporation from 2006 to 2010.

Ms. Bush brings to our Board extensive financial and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters, and her significant experience providing strategic advisory services in the financial and international arenas.

PROXY STATEMENT 2019    7

Dr. Freeman A. Hrabowski, III President University of Maryland, Baltimore County Age 68
Dr. Hrabowski has been an independent director of Price Group since 2013 and serves on the Audit Committee and Executive Compensation and Management Development Committee. He has served as president of the University of Maryland, Baltimore County (UMBC), since 1992. His research and publications focus on science and math education, with special emphasis on minority participation and performance. He is also a leading advocate for greater diversity in higher education. He serves as a consultant to the National Science Foundation, the National Institutes of Health, the National Academies, and universities and school systems nationally.

Dr. Hrabowski holds a Ph.D. in higher education administration and statistics and an M.A. in mathematics from the University of Illinois at Urbana-Champaign. He also holds a B.A. in mathematics from Hampton Institute (now Hampton University).

Dr. Hrabowski serves as director and member of the corporate and governance committee of McCormick & Company, Inc. Dr. Hrabowski also served on the board of Constellation Energy Group, Inc., until 2012.

Dr. Hrabowski brings to our Board valuable strategic and management leadership experience from his role as president of UMBC, as well as his extensive knowledge and dedication to greater education and workforce development. He also contributes corporate governance oversight from his experience serving as a director on other public-company boards.

Robert F. MacLellan Nonexecutive Chairman Northleaf Capital Partners Age 64
Mr. MacLellan has been an independent director of Price Group since 2010 and serves as chair of the Executive Compensation and Management Development Committee and a member of the Audit Committee. Since November 2009, Mr. MacLellan has been the nonexecutive chairman of Northleaf Capital Partners, an independent global private markets fund manager and advisor. From 2003 to November 2009, Mr. MacLellan served as chief investment officer of TD Bank Financial Group (TDBFG), where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds, and TD Capital Group. Earlier in his career, Mr. MacLellan was managing director of Lancaster Financial Holdings, a merchant banking group acquired by TDBFG in March 1995. Prior to that, he was vice president and director at McLeod Young Weir Limited (Scotia McLeod) and a member of the corporate finance department responsible for a large number of corporate underwritings and financial advisory assignments.

Mr. MacLellan holds a B.Comm. from Carleton University and an M.B.A. from Harvard Business School, and is a chartered accountant.

From 2012 to 2018, Mr. MacLellan was the chairman of the board of Yellow Media, Inc., a public company based in Montreal, and since May 2018 has been a member of the board of directors and audit committee of Magna International, Inc., a public company based in Aurora, Ontario.

Mr. MacLellan brings substantial experience and perspective to the Board with respect to the financial services industry, particularly his expertise with respect to investment-related matters, including those relating to the mutual fund industry and the institutional management of investment funds, based on his tenure as chief investment officer of a major financial institution. He also brings an international perspective to the Board as well as significant accounting and financial reporting experience.

8    T. ROWE PRICE GROUP

Olympia J. Snowe Chair and Chief Executive Officer Olympia Snowe, LLC Age 72
Ms. Snowe has been an independent director of Price Group since June 2013 and serves as chair of the Nominating and Corporate Governance Committee, and serves as a member of the Executive Compensation and Management Development Committee. She is chair and chief executive officer of Olympia Snowe, LLC, a policy and communications consulting firm, and a member of the board of directors and senior fellow at the Bipartisan Policy Center. Ms. Snowe served in the U.S. Senate for the State of Maine from 1995 to 2013 and as a member of the U.S. House of Representatives from 1979 to 1995. While in the U.S. Senate, she served as chair and was the ranking member of the Senate Committee on Small Business and Entrepreneurship, and served on the Senate Finance Committee. She also served as chair of the Subcommittee on Seapower for the Senate Armed Services Committee.

Ms. Snowe earned a B.S. from the University of Maine and has received honorary degrees from many colleges and universities.

Ms. Snowe is a member of the board of directors of Synchrony Financial and serves as the chair of its nominating and corporate governance committee and a member of its audit committee, as well as a director on the board of Synchrony Bank and member of its audit committee. Ms. Snowe previously served on the board of directors of Aetna Inc., a diversified health care benefits company, where she was a member of the audit committee and the medical affairs committee from 2014 to 2018.

Ms. Snowe brings a broad range of valuable leadership and public policy experience to the Board. She also has extensive experience with complex issues relevant to the Company’s business, including budget and fiscal responsibility, economic, tax and regulatory policy, education, retirement and aging, women’s issues, health care, foreign affairs, and national security.

William J. Stromberg President and Chief Executive Officer T. Rowe Price Group, Inc. Age 59
Mr. Stromberg is president and chief executive officer (CEO) of the Company and is a member of its Board of Directors. He is the chair of the Company’s Management and Management Compensation Committees. The Board has announced that Mr. Stromberg will be appointed chair of the Board after the upcoming Annual Meeting. Mr. Stromberg served as the head of equity from 2009 to 2015 and the head of U.S. equity from 2006 to 2009. He also served as a director of equity research from 1996 to 2006, as a portfolio manager of the Capital Opportunity Fund (2000 to 2007) and the Dividend Growth Fund (1992 to 2000), and as an equity investment analyst from 1987 to 1992. Prior to joining the firm in 1987, Mr. Stromberg was employed by Westinghouse Defense as a systems engineer.

Mr. Stromberg earned a B.A. from Johns Hopkins University and an M.B.A. from the Tuck School of Business at Dartmouth. Mr. Stromberg has also earned the chartered financial analyst designation.

He currently serves on the Johns Hopkins University board of trustees and the Hopkins Whiting School of Engineering advisory council. Mr. Stromberg previously served nine years on the Catholic Charities board of trustees, with two years as board president.

Mr. Stromberg brings to the Board insight into the critical investment component of our business based on the leadership roles he has held in the Equity Division of Price Group and his 30-year career with the Company.

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Richard R. Verma Vice Chairman and Partner The Asia Group Age 50
Mr. Verma has been an independent director of Price Group since 2018 and is a member of the Executive Compensation and Management Development Committee and the Audit Committee.

Mr. Verma is vice chairman and partner at The Asia Group. He previously served as United States ambassador to India from 2014 to 2017. Prior to his service as U.S. ambassador, Mr. Verma joined Steptoe & Johnson LLP, a global law firm, in 1998 and held many roles, including partner and senior counselor from 2011 to 2014. Mr. Verma also served as assistant secretary of state for legislative affairs from 2009 to 2011 and senior national security advisor to the Senate majority leader from 2004 to 2007. Mr. Verma is a U.S. Air Force veteran who, during active duty, served as judge advocate.

Mr. Verma holds a B.S. degree in industrial engineering from Lehigh University, an L.L.M. in international law from Georgetown University Law Center, and a J.D. from American University’s Washington College of Law.

Mr. Verma brings substantial experience and a global perspective to the Board with respect to public policy, business, foreign and legislative affairs, strategic leadership, and corporate social responsibility.

Sandra S. Wijnberg Executive Advisor Aquiline Capital Partners Age 62
Ms. Wijnberg has been an independent director of Price Group since 2016 and is a member of the Executive Compensation and Management Development Committee and the Audit Committee.

Ms. Wijnberg is an executive advisor of Aquiline Capital Partners, a private-equity investment firm specializing in the financial services sector. From 2007 to 2014, she was a partner and chief administrative officer of Aquiline Holdings LLC, a registered investment advisor and the holding company for Aquiline Capital Partners. Previously, Ms. Wijnberg served as the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., and was treasurer and interim chief financial officer of YUM! Brands, Inc. Prior to that she held financial positions with PepsiCo, Inc., and worked in investment banking at Morgan Stanley. In addition, from 2014 through 2015, Ms. Wijnberg was deputy head of mission for the Office of the Quartet.

Ms. Wijnberg currently serves as a member of the board of directors, chair of the audit committee, and a member of the corporate development and technology advisory committee of Automatic Data Processing, Inc. From 2003 to 2016, she served on the board of directors of Tyco International, PLC, and from 2007 to 2009 she served on the board of directors of TE Connectivity, Inc. She is also a director of Seeds of Peace, Spark MicroGrants, and is a trustee of the John Simon Guggenheim Memorial Foundation.

Ms. Wijnberg holds a B.A. in English literature from the University of California, Los Angeles, and an M.B.A. from University of Southern California’s Marshall School of Business, for which she is a member of the board of leaders.

Ms. Wijnberg brings to our Board a global perspective along with substantial financials sector, corporate finance, and management experience based on her roles at Aquiline Capital Partners, Marsh & McLennan, and YUM! Brands, Inc.

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Alan D. Wilson Retired Executive Chairman McCormick & Company, Inc. Age 61
Mr. Wilson has been an independent director of Price Group since 2015 and serves as a member of the Nominating and Corporate Governance Committee, the Executive Compensation and Management Development Committee, and the Executive Committee. He is also the lead independent director of the board. Mr. Wilson retired as executive chairman of McCormick & Company, Inc., in 2017 where he held many executive management roles, including chairman, president, and chief executive officer.

Mr. Wilson graduated from the University of Tennessee in 1980 with a B.S. in communications. He attended school on a R.O.T.C. scholarship and, following college, served as a U.S. Army captain, with tours in the United States, United Kingdom, and Germany.

Mr. Wilson currently serves on the board of directors of Westrock Company and is a member of the nominating and corporate governance committee and the chair of the finance committee. He also chairs the board of visitors of University of Maryland, Baltimore County, and currently serves on the University of Tennessee’s Board of Trustees and the University of Tennessee’s Business School advisory board.

Mr. Wilson brings to our Board significant executive management experience, having led a publicly traded, multinational company. He also adds additional perspective to the Board regarding matters relating to general management, strategic leadership, and financial matters.

THE BOARD OF DIRECTORS AND COMMITTEES

During 2018, the Board of Directors held six meetings and approved one matter via unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the Company’s Corporate Governance Guidelines, the independent directors met in executive session at each of the Board meetings in 2018. Our Corporate Governance Guidelines provide that all directors are expected to attend the annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 26, 2018, attended that meeting, and we anticipate that all nominees will attend the 2019 Annual Meeting.

Corporate Governance

Our Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. The Board has also authorized a Management Committee that is made up entirely of senior officers of the Company. The Board has adopted a separate written charter for the Audit Committee, the Executive Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers can be found on our website, troweprice.com, by selecting “Investor Relations” and then “Corporate Governance.”

Code of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct; full, timely, and accurate reporting; compliance with laws; and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is available on our website. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Principal Executive and Senior Financial Officers by making disclosures concerning such matters available on the Investor Relations page of our website.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the Company. Our Code of Ethics and Conduct prohibits all employees and directors of the Company from (i) any short sales of our common stock, (ii) purchasing options on our common stock, or (iii) entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our common stock. It is the Company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.

Executive Committee

During 2018, Mr. Rogers, Mr. Stromberg, and Anne Marie Whittemore served on the Executive Committee, until Ms. Whittemore’s retirement from the Board on April 26, 2018. Following Ms. Whittemore’s retirement from the Board, Mr. Wilson joined the Executive Committee. The Executive Committee functions between meetings of the Board of Directors

PROXY STATEMENT 2019    11

and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the Executive Committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The Executive Committee approved one matter via unanimous written consent during 2018.

Audit Committee

Messrs. Bartlett, MacLellan, and Verma, Dr. Hrabowski, and Ms. Wijnberg serve on the Audit Committee, which met eight times during 2018. The Board of Directors has determined that each of the Audit Committee members meet the independence and financial literacy criteria of the NASDAQ Global Select Market and the Securities and Exchange Commission. The Board also has concluded that Messrs. Bartlett and MacLellan and Ms. Wijnberg meet the criteria for an audit committee financial expert as established by the SEC. Mr. Bartlett is a certified public accountant, was an audit partner at Ernst & Young for 28 years until he left the firm in 2012, and serves as the chair of the audit committee of Rexnord Corporation and Williams Scotsman and as a member of the audit committee of FTI Consulting, Inc. Mr. MacLellan is a chartered accountant, and serves as a member of the audit committee of Magna International, Inc., and was a member of the audit committees for Ace Aviation Holdings, Inc., and Maple Leaf Sports and Entertainment, Ltd. Ms. Wijnberg was the chief financial officer of Marsh & McLennan Companies, Inc., from 2000 to 2006 and interim chief financial officer of YUM! Brands in 1999. She is currently the chair of the audit committee for Automatic Data Processing, Inc., and she served as member and chair of the audit committees of Tyco International and TE Connectivity, respectively.

Audit Committee’s Primary Responsibilities

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (1) the integrity of our financial statements and other financial information provided to our stockholders; (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications, and independence; (3) the performance of our internal audit function, internal controls, and disclosure controls; and (4) the Company’s risk management framework. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, chief risk officer, independent registered public accounting firm, and the Board. The Audit Committee is also responsible for procedures involving the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls, and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements. In addition, the head of the Company’s internal audit department also reports directly to the Audit Committee.

Related Person Transaction Oversight

The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification and will not continue past its next contractual termination date unless it is annually reapproved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our Company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions that it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party. Please see the disclosure provided in the section entitled “Certain Relationships and Related Transactions” beginning on page 54.

Risk Management Oversight

The Audit Committee oversees and evaluates our policies with respect to significant risks and exposures faced by the Company and the steps taken to assess, monitor, and manage those risks. The Company’s Risk and Operational Steering Committee (formerly known as the Risk Management Oversight Committee), comprised of senior members of management including our chief risk officer, oversees the Company’s risk management strategy on behalf of the Management Committee. The Risk and Operational Steering Committee develops and maintains the Company’s risk management policies and procedures, and regularly monitors the significant risks inherent to our business, including investment risk, reputational risk, business continuity risk, and operational risk. The chief risk officer, head of internal audit, and officers responsible for financial reporting, legal, and compliance periodically report on these matters to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

The report of the Audit Committee appears on page 53.

12    T. ROWE PRICE GROUP

Executive Compensation and Management Development Committee

All of the non-employee independent directors of the Board serve on the Executive Compensation and Management Development Committee (Compensation Committee), which met six times during 2018. The Board of Directors has determined that each of these members meets the independence criteria of the NASDAQ Global Select Market. The report of the Compensation Committee appears on page 40.

Committee Authority

The Compensation Committee is responsible to the Board, and ultimately to our stockholders, for:

■	determining the compensation of our president and CEO and other executive officers;
■	reviewing and approving general salary and compensation policies for the rest of our senior officers;
■	overseeing the administration of our Annual Incentive Compensation Plan (AICP), equity incentive plans, and Employee Stock Purchase Plan;
■	assisting management in designing new compensation policies and plans; and
■	reviewing and discussing the Compensation Discussion and Analysis contained in this proxy statement and other compensation disclosures with management.

Delegation Authority

The Compensation Committee has delegated compensation decisions regarding nonexecutive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, a committee comprised of senior leaders of Price Group.

Committee Procedures

Early each year, the Compensation Committee meets with the president and CEO and members of senior management in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers (NEOs) listed in our Summary Compensation Table. In addition, the Compensation Committee determines eligibility for the AICP bonus pool and sets forth the maximum percentage that may be paid to each participant. At its meeting in December, the Compensation Committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.

The Compensation Committee awards annual equity incentive grants to employees from stockholder-approved long-term incentive plans as part of the Company’s annual compensation program.

Role of Executive Officers

The Compensation Committee solicits input from the president and CEO and the Management Compensation Committee regarding general compensation policies, including the appropriate level and mix of compensation. The Compensation Committee also consults with the president and CEO regarding the appropriate bonus and salary levels for other executive officers.

Role of Compensation Consultants

Johnson Associates has been the Compensation Committee’s compensation consultant, since 2017. Johnson Associates has no relationship with Price Group other than as the Compensation Committee’s consultant. See the “Role of Independent Compensation Consultant” section of our Compensation Discussion and Analysis for additional details of their role.

Nominating and Corporate Governance Committee

Mses. Snowe and Bush, and Mr. Wilson serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2018. The Board of Directors has determined that all Nominating and Corporate Governance Committee members meet the independence criteria of the NASDAQ Global Select Market. The principal purpose and goal of this committee is to maintain and cultivate the effectiveness of Price Group’s Board of Directors and oversee its governance policies. Among the Nominating and Corporate Governance Committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review the compensation of independent directors; and oversee procedures regarding stockholder nominations and other communications to the Board. In addition, they are responsible for monitoring compliance with and recommending any changes to the Company’s Corporate Governance Guidelines. A report on the Nominating and Corporate Governance Committee’s activities begins on page 17 of this proxy statement.

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Management Committee

The Management Committee is responsible for guiding, implementing, and reviewing major policy and operating initiatives of the Company. Mr. Stromberg is the chair of the Management Committee and other senior officers of the Company are also members. The Management Committee reports to the Board on the management and operation of the Company through Mr. Stromberg. As of March 14, 2019, current members of the Management Committee include: Christopher D. Alderson, co-head of global equity; Scott B. David, head of individual and retirement plan services; Cèline S. Dufétel, chief financial officer and treasurer; Nigel K. Faulkner, head of global technology; Robert C.T. Higginbotham, head of global investment management services; Andrew C. McCormick, head of fixed income; David Oestreicher, chief legal counsel and corporate secretary; Sebastien Page, head of global multi-asset; Dorothy C. “Dee” Sawyer, head of human resources; Robert W. Sharps, head of investments and group chief investment officer; and Eric L. Veiel, co-head of global equity. Each of these members brings extensive experience and wisdom to the management and leadership of the Company.

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for periodically reviewing non-employee director compensation and benefits and recommending changes, if appropriate, to the full Board. Our non-employee director compensation program is designed to accomplish a number of objectives:

■	Align the interests of our non-employee directors with those of our stockholders;
■	Provide competitive compensation for service to the Board by our non-employee directors;
■	Maintain appropriate consistency with our approach to compensation for our executive officers and senior employees; and
■	Attract and retain a diverse mix of capable and highly qualified directors.

We provide both cash and equity compensation to our directors and believe that, over time, cash and equity compensation should reflect approximately 40% and 60%, respectively, of the total compensation paid to our directors. The cash compensation component is based primarily on an annual retainer coupled with fees for committee attendance, lead director role, and committee chair roles. The equity compensation component is in the form of full value awards. We believe our total compensation package and compensation structure is comparable to and in line with other major financial service companies.

The Nominating and Corporate Governance Committee periodically reviews and considers competitive market practices. In 2018 there were no changes to the compensation program for our non-employee directors.

Fees and Other Compensation in 2018

All non-employee directors received the following in 2018:

■	An annual retainer of $100,000 for all non-employee directors;
■	A fee of $1,500 for each committee meeting attended;
■	A fee of $15,000 for the lead director;
■	A fee of $20,000 and $5,000, for the chair of the Audit Committee and each Audit Committee member, respectively;
■	A fee of $10,000 for the chair of the Compensation Committee;
■	A fee of $10,000 for the chair of the Nominating and Corporate Governance Committee;
■	Directors and all U.S. employees of Price Group and its subsidiaries are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2018, non-employee directors were eligible to have up to $10,000 matched;
■	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at each meeting of the Board and its committees and related activities, including director education courses and materials;
■	The reimbursement of spousal travel to and from and participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting; and

14    T. ROWE PRICE GROUP

■	In addition to the $100,000 annual retainer fee as a non-employee director and the other compensation described above, Mr. Rogers received a fee of $100,000 for his role as the nonexecutive chair of the Board.

The annual retainer and fees noted above are prorated for the period of time during the calendar year that each director held the position. Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have their payment deferred. Dr. Hrabowski, Ms. Snowe, and Mr. Wilson elected to have their 2018 director fees deferred to 2019.

Equity-Based Compensation in 2018

Pursuant to the 2017 Non-Employee Director Equity Plan (2017 Director Plan) approved by the stockholders on April 26, 2017, each newly elected Board member is awarded an initial grant in the form, at their election, of restricted shares or restricted stock units (RSUs) having a value on the date of grant of $300,000 that vests one-year after the grant date. In each subsequent year, each non-employee director, except Mr. Rogers, is awarded, at their election, restricted shares or RSUs having a value on the date of grant of $200,000 on the first business day after the Annual Meeting. For Mr. Rogers, the Committee determined that, in light of his already significant stock ownership, they would pay him a cash amount of $200,000 in lieu of participating in the annual equity award provided to other non-employee directors.

Each of the award types vest upon the earliest of the non-employee director’s death or date on which the director becomes totally and permanently disabled, one year after the grant date, or the day before the annual meeting held in the calendar year after the year in which the grant is made, or the date on which a change in control occurs, provided the director continues to be a member of the Board on the applicable date.

Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional stock units. Under the 2017 Director Plan, dividends and dividend equivalents payable with respect to unvested restricted shares and unvested stock units will be subject to the same vesting and risks of forfeiture as the restricted shares and stock units to which they are attributable. The 2017 Director Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change in control of Price Group. Upon a change in control, any outstanding stock units will be settled in cash or shares at the discretion of the Board.

Ownership and Retention Guidelines

Each non-employee director added to the Board in 2015 or 2016 is required to hold shares of our common stock having a value equal to $300,000 within five years of the director’s appointment to the Board and directors added to the Board prior to 2015 have an ownership goal of $225,000 (in each case an amount equal to three (3) times the applicable cash retainer at the time of appointment). Directors who were new to the Board in 2017 or who will join in the future, have an ownership goal of five times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested restricted shares and outstanding stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the applicable director plan. Net gain shares are the shares remaining after payment of the stock option exercise price and taxes owed with respect to the exercise or vesting event. In addition, net gain shares realized under the applicable director plan after the ownership goal is achieved are expected to be held for two years prior to sale or other transfer, but not beyond the end of the director’s service on the Board. All of our directors, other than Mr. Verma who joined the Board in 2018, have achieved and maintain the ownership goal as of the date of this proxy statement.

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2018 Director Compensation1

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board during 2018. Directors who are also officers of Price Group do not receive separate directors’ fees and have been omitted from this table. Mr. Stromberg and Mr. Bernard appear in our Summary Compensation Table as named executive officers.

Name	Fees Earned or Paid in Cash	Stock Awards[4,5]	All Other Compensation[6]	Total
Mark S. Bartlett	$141,000	$200,105	$10,000	$351,105
Mary K. Bush	$118,000	$237,533	$10,000	$365,533
H. Lawrence Culp, Jr.[2]	$92,333	$200,105	$—	$292,438
Dr. Freeman A. Hrabowski, III	$126,000	$225,796	$10,000	$361,796
Robert F. MacLellan	$136,000	$214,186	$10,000	$360,186
Brian C. Rogers	$400,000	$—	$10,000	$410,000
Olympia J. Snowe	$128,000	$219,659	$10,000	$357,659
Dwight Taylor[3]	$42,500	$—	$—	$42,500
Richard R. Verma[3]	$90,750	$305,662	$—	$396,412
Anne Marie Whittemore[3]	$44,333	$—	$—	$44,333
Sandra S. Wijnberg	$126,000	$212,836	$10,000	$348,836
Alan D. Wilson	$129,250	$232,882	$10,000	$372,132
[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2018. All other columns have been omitted.
[2]	Mr. Culp was paid fees for part of the year until he resigned from the Board in October 2018. The amount in the stock award column represents the grant date fair value of the annual award made in April 2018 that was forfeited under the terms of the grant agreement upon Mr. Culp’s resignation from the Board.
[3]	The fees earned by Mr. Taylor, Mr. Verma, and Ms. Whittemore represent pro-rata amounts for the time they were members of the Board in 2018.
[4]	The following table represents the equity awards granted in 2018 to certain of the non-employee directors named above. In accordance with the 2017 Director Plan, each non-employee director was awarded a grant date value of $200,000, except Mr. Verma who received an award with a grant date value of $300,000 as a newly elected director. The equity value was converted to awards or units, using the closing stock price of our common stock on the date of grant. Fractional shares were rounded up to the nearest whole share. The holders of RSUs also receive dividend equivalents in the form of additional vested stock units on each of the Company’s dividend payment dates. Fractional shares earned as dividend equivalents have been rounded to the nearest whole share.
Director	Grant Date	Number of Restricted Shares	Number of Restricted Units	Grant Date Fair Value of Stock and Option Awards
Mark S. Bartlett	4/27/2018	1,755		$200,105
Mary K. Bush	3/29/2018		86	$9,269
	4/27/2018	1,755		$200,105
	6/29/2018		80	$9,329
	9/28/2018		86	$9,385
	12/28/2018		103	$9,445
H. Lawrence Culp, Jr.	4/27/2018	1,755		$200,105
Dr. Freeman A. Hrabowski, III	3/29/2018		50	$5,444
	4/27/2018		1,755	$200,105
	6/29/2018		58	$6,708
	9/28/2018		62	$6,748
	12/28/2018		74	$6,791
Robert F. MacLellan	3/29/2018		32	$3,487
	4/27/2018	1,755		$200,105
	6/29/2018		30	$3,510
	9/28/2018		32	$3,531
	12/28/2018		39	$3,553
Olympia J. Snowe	3/29/2018		36	$3,924
	4/27/2018		1,755	$200,105
	6/29/2018		45	$5,178
	9/28/2018		48	$5,209
	12/28/2018		57	$5,243

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Director	Grant Date	Number of Restricted Shares	Number of Restricted Units	Grant Date Fair Value of Stock and Option Awards
Richard R. Verma	4/27/2018		2,632	$300,101
	6/29/2018		16	$1,842
	9/28/2018		17	$1,854
	12/28/2018		20	$1,865
Sandra S. Wijnberg	3/29/2018		29	$3,153
	4/27/2018	1,755		$200,105
	6/29/2018		27	$3,173
	9/28/2018		29	$3,192
	12/28/2018		35	$3,213
Alan D. Wilson	3/29/2018		67	$7,199
	4/27/2018		1,755	$200,105
	6/29/2018		73	$8,474
	9/28/2018		78	$8,525
	12/28/2018		94	$8,579
[5]	The following table represents the aggregate number of equity awards outstanding as of December 31, 2018. The outstanding equity awards held by Mr. Rogers were granted while he was an executive officer of the Company. Mr. Culp’s unexercised option awards expire five years following his resignation from the Board.
Director	Unvested Stock Awards	Unvested Stock Units	Unexercised Option Awards	Total	Vested Stock Units
Mark S. Bartlett	1,755			1,755
Mary K. Bush	1,755			1,755	13,597
H. Lawrence Culp, Jr.			8,700	8,700
Dr. Freeman A. Hrabowski, III		1,791	26,008	27,799	7,986
Robert F. MacLellan	1,755		42,942	44,697	5,115
Brian C. Rogers		4,260	132,462	136,722
Olympia J. Snowe		1,791		1,791	5,757
Richard R. Verma		2,685		2,685
Sandra S. Wijnberg	1,755			1,755	4,625
Alan D. Wilson		1,791		1,791	10,560
[6]	Personal gifts matched by our sponsored T. Rowe Price Foundation to qualified charitable organizations.

Report of the Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has general oversight responsibility for governance of the Company, including the assessment and recruitment of new director candidates and the evaluation of director and Board performance. We monitor regulatory and other developments in the governance area with a view toward both legal compliance and maintaining governance practices at the Company consistent with what we consider to be best practices. In this regard, we routinely receive written and verbal information relating to best governance practices for institutions such as the Company, including input and reports from members of the Company’s proxy voting group concerning relevant trends and practices. In 2018, we adopted with approval of stockholders certain amendments to our charter that eliminated voting limitations on stockholders holding 15% or more of our outstanding common stock and removed a related super majority voting provision in our charter.

Board Leadership

Chair of the Board of Directors

In April 2017, Mr. Rogers assumed his role as the nonexecutive chair of the Board. Mr. Rogers has indicated he will retire from the Board effective as of the April 2019 Annual Meeting and, accordingly, will step down as our nonexecutive chair. The Board has announced that it will appoint Mr. Stromberg as the chair of the Board in addition to his current role as our president and CEO. By serving in both positions, Mr. Stromberg will be able to draw on his detailed knowledge of the Company to provide leadership to the Board in coordination with the lead independent director. The combined role of chair and CEO reflects our confidence in the leadership of Mr. Stromberg and also ensures that the Company presents its strategy to stockholders, employees and clients with a unified voice from the person most knowledgeable about and responsible for the implementation

PROXY STATEMENT 2019    17

of the strategy. The Board has determined that the appointment of an independent lead director, together with a combined chair and CEO, serve the best interests of the Company and its stockholders at this time. The Board is confident that the duties and responsibilities allocated to its independent lead director, together with its other corporate governance practices and strong independent board, provides appropriate and effective independent oversight of management.

Lead Independent Director

The lead independent director role was created in 2004 and has continually developed since that time. The lead independent director chairs Board meetings at which the chair is not present, approves Board agendas and meeting schedules, and oversees Board materials distributed in advance of Board meetings. The lead independent director also calls meetings of the independent directors, chairs all executive sessions of the independent directors, and acts as liaison between the independent directors and management. The lead independent director is available to the chief legal counsel and corporate secretary to discuss and, as necessary, respond to stockholder communications to the Board.

Mr. Wilson was appointed by our independent directors as Lead Independent Director after the 2018 Annual Meeting and is expected to be reappointed after the Annual Meeting.

Independent Leadership

We believe that a well-empowered lead independent director provides independent leadership to our Board. The Company has a strong independent Board, and following the Annual Meeting, all of the members of the Board other than Mr. Stromberg will be independent under the NASDAQ Global Select Market standards. In addition, this Committee, the Audit Committee, and the Compensation Committee are all composed entirely of independent directors, and our chair and lead independent director, together with these Committees, have significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that our structure is appropriate at this time and serves well the interests of the Company and its stockholders.

Committee Leadership

During 2015, Mr. Bartlett became chair of the Audit Committee, Mr. MacLellan became chair of the Executive Compensation Committee and Ms. Snowe became chair of the Nominating and Corporate Governance Committee. Our Corporate Governance Guidelines provide that periodic rotation of committee membership and chairpersons is desirable, and that chairpersons will generally be considered for change at least every five years. This is not an absolute rule, however, and in some circumstances continued service on a committee or as chair by persons with particular skills may be warranted.

Director Qualifications and the Nominations Process

Director Replenishment and Tenure

Messrs. Rogers and Bernard are stepping down as members of our Board effective as of the 2019 Annual Meeting. They both have been longtime members of our Board and important contributors to the Company as senior executives holding a number of roles at the Company. H. Lawrence Culp, Jr. also resigned as a member of the Board in October 2018 in connection with his appointment as the chief executive officer of General Electric Company. Richard Verma was first elected to our Board at the 2018 Annual Meeting.

A number of our long-tenured directors retired over the last five years. After the 2019 Annual Meeting, the Board will have nine directors, eight of whom are independent. The tenure of our independent directors ranges from one to nine years, with an average tenure of approximately five years. Only three of our directors have a tenure of greater than five years. Given the foregoing, and in light of trends with other boards of directors, during 2018 we increased our mandatory retirement age for directors from 72 years of age to 75 years of age.

We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely assess and monitor the capabilities of our existing directors and whether additional capabilities and independent directors should be added to the Board. In considering the need for additional independent directors, we consider any expected Board departures and retirements and factor succession planning for the Board members into our deliberations, with particular reference to specific skills and capabilities of departing Board members. We are very pleased with our current complement of directors and the varied perspectives they bring to the Board.

This committee supervises the nomination process for directors. We consider the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their renomination each year. In considering diversity, we consider

18    T. ROWE PRICE GROUP

diversity of background and experience as well as ethnic, gender, racial, and other forms of diversity. Although we do not have a formal policy regarding diversity in identifying nominees for a directorship, we monitor the diversity profile of the Board and consider it an important factor relevant to any particular nominee and to the overall composition of our Board.

In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates. We identify potential candidates principally through suggestions from the Company’s directors and senior management. The chair and CEO and other Board members may also seek candidates through informal discussions with third parties. During 2018, we elected to engage a national search organization to assist us in our identification of potential director candidates with capabilities fitting our required profile for potential Board members. We also consider candidates recommended or suggested by stockholders as described below.

In evaluating potential candidates, we consider independence from management, background, experience, expertise, commitment, diversity, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, and take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

■	demonstrate unimpeachable character and integrity;
■	have sufficient time to carry out their duties;
■	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and
■	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by the NASDAQ Global Select Market and by the SEC and other applicable law. Candidates expected to serve on this committee or the Compensation Committee must meet independence qualifications set out by the NASDAQ Global Select Market, and members of the Compensation Committee must also meet additional independence tests imposed by the NASDAQ Global Select Market. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms and must stand for reelection annually.

In accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considered Ms. Bush’s membership on four other public company board of directors, and approved her continued service on such public company boards, and renominated her to serve on the Board.

Board Evaluations

In January 2019, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2018. Feedback from these questionnaires was supplemented by interviews of each independent director by our Lead Independent Director. We discussed the results of the evaluations and interviews at our meeting on February 11, 2019 and provided a full report to the Board. Consistent with past practice, we will implement suggestions and conclusions from the evaluation process during the course of the upcoming year. We plan to continue to conduct evaluations and interviews each year and to periodically modify our procedures to ensure that we receive candid feedback and are responsive to future developments and suggestions from our directors.

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, we provide an orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company as well as the Board’s expectations for its directors. Each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors in understanding the Company and its industry and maintaining the level of expertise required for the director, the Company will, from time to time and at least annually, offer Company-sponsored continuing education programs or presentations in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies.

The Board has joined the National Association of Corporate Directors, which provides resources that help directors strengthen board leadership. Each director is encouraged to participate at least once every three years in continuing education programs for public-company directors sponsored by nationally recognized educational organizations not affiliated with the Company. The cost of all such continuing education is paid for by the Company.

PROXY STATEMENT 2019    19

Stockholder Proposals

We from time to time receive stockholder proposals from our stockholders intended for inclusion in our proxy statement. We typically will work with Company management in reviewing these proposals and determine an appropriate course of action in response, including, where necessary, a statement of our position for or in opposition to the proposal from the stockholder.

Policy With Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders

Recommendations

A stockholder who wishes to recommend a candidate for the Board should send a letter to the chair of this committee at the Company’s principal executive offices providing (i) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (ii) information that would be required for a director nomination under Section 1.11 of the Company’s Amended and Restated By-Laws. The committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

Proxy Access and Nominations

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director-nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended By-Laws. Section 1.13 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow to use proxy access. Section 1.11 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership outside of the proxy access process. For these requirements, please refer to the Amended and Restated By-Laws as of February 12, 2019, filed with the SEC on February 13, 2019, as Exhibit 3.1 to our Current Report on Form 8-K.

Olympia J. Snowe, Chair
Mary K. Bush
Alan D. Wilson

20    T. ROWE PRICE GROUP

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of 5% Beneficial Owners

To our knowledge, these are the following beneficial owners of more than 5% of our outstanding common stock as of February 22, 2019.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	17,275,244 shares[1]	7.30%

State Street Corporation
State Street Financial Center
One Lincoln Street
Boston, MA 02111	13,001,392 shares[2]	5.49%

The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	21,462,932 shares[3]	9.07%
[1]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc. Of the 17,275,244 shares beneficially owned, BlackRock, Inc., has sole power to vote or direct the vote of 15,065,615 shares and sole power to dispose or to direct the disposition of 17,275,244 shares.
[2]	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2019, by State Street Corporation. Of the 13,001,392 shares beneficially owned, State Street Corporation has sole power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 0 shares, shared power to vote or direct the vote of 11,947,718 shares, and shared power to dispose or direct the disposition of 12,998,536 shares.
[3]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2019, by The Vanguard Group. Of the 21,462,932 shares beneficially owned, The Vanguard Group has sole power to vote or direct the vote of 295,292 shares, sole power to dispose or to direct the disposition of 21,124,399 shares, shared power to vote or direct the vote of 49,455 shares, and shared power to dispose or to direct the disposition of 338,533 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 22, 2019, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all stock options exercisable by such individual or group within 60 days of the record date and the settlement of RSUs that are vested or will vest within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class[1]
Christopher D. Alderson	440,483	[2]	*
Mark S. Bartlett	20,992	[3]	*
Edward C. Bernard	1,885,842	[4]	*
Mary K. Bush	20,789	[5]	*
Céline S. Dufétel	884		*
Dr. Freeman A. Hrabowski, III	62,642	[6]	*
Robert F. MacLellan	55,975	[7]	*
Kenneth V. Moreland	92,103	[8]	*
Brian C. Rogers	2,818,974	[9]	1.2%
Robert W. Sharps	428,105	[10]	*
Olympia J. Snowe	15,057	[11]	*
William J. Stromberg	1,075,413	[12]	*
Richard R. Verma	—	[13]	*
Sandra S. Wijnberg	9,217	[14]	*
Alan D. Wilson	10,560	[15]	*
Directors and All Executive Officers as a Group, excluding the former CFO (21 persons)	7,320,261	[16]	3.1%
[1]	Beneficial ownership of less than 1% is represented by an asterisk (*).

PROXY STATEMENT 2019    21

[2]	Includes 77,596 shares that may be acquired by Mr. Alderson within 60 days upon the exercise of stock options.
[3]	Includes 1,755 unvested restricted stock awards.
[4]	Includes (i) 133,775 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options, (ii) 269,463 shares held in a family trust, (iii) 60,500 shares held by a member of Mr. Bernard’s family, and (iv) 801,210 shares held by trusts for which Mr. Bernard is a trustee and disclaims beneficial ownership. Neither he nor any member of his family has any economic interest in the trusts described in (iv).
[5]	Includes 1,755 unvested restricted stock awards and 13,597 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Bush’s separation from the Board.
[6]	Includes (i) 26,008 shares that may be acquired by Dr. Hrabowski within 60 days upon the exercise of stock options, (ii) 7,986 vested stock units that will be settled in shares of the Company’s common stock upon Dr. Hrabowski’s separation from the Board, and (iii) 28,648 shares held by a member of Dr. Hrabowski’s family.
[7]	Includes (i) 42,942 shares that may be acquired by Mr. MacLellan within 60 days upon the exercise of stock options, (ii) 1,755 unvested restricted stock awards, and (iii) 5,115 vested stock units that will be settled in shares of the Company’s common stock upon Mr. MacLellan’s separation from the Board.
[8]	Includes 7,143 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.
[9]	Includes (i) 123,238 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options, (ii) 200,000 shares held by a member of Mr. Rogers’ family, and (iii) 225,000 shares held in a family trust in which Mr. Rogers disclaims beneficial ownership.
[10]	Includes 113,415 shares that may be acquired by Mr. Sharps within 60 days upon the exercise of stock options and 2,400 unvested restricted stock awards.
[11]	Includes 5,757 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Snowe’s separation from the Board.
[12]	Includes (i) 111,775 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options, (ii) 400,000 shares held by a limited liability company in which Mr. Stromberg has an interest, and (iii) 45,000 shares held in a family trust for which Mr. Stromberg disclaims beneficial ownership
[13]	Mr. Verma was elected to the Board at the 2018 Annual Meeting, and does not own any shares of the Company’s common stock. The 2,685 unvested stock units which were granted to Mr. Verma in 2018 will vest following the Annual Meeting.
[14]	Includes 1,755 unvested restricted stock awards and 4,625 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Wijnberg’s separation from the Board.
[15]	Includes 10,560 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Wilson’s separation from the Board.
[16]	Includes (i) 882,267 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options, (ii) 14,742 unvested restricted stock awards held by certain directors and executive officers, (iii) 47,640 stock units held by six of the non-employee directors that are vested and will be settled in shares of the Company’s common stock upon their separation from the Board, and (iv) 2,029,821 shares held by family members, held in family trusts or limited liability companies of certain directors and executive officers, and held by trusts in which certain executive officers are trustees.

22    T. ROWE PRICE GROUP

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all filing requirements to comply with Section 16(a) of the Securities Exchange Act were met during the calendar year 2018.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) provides an overview and analysis of our executive compensation philosophy, addresses the principal elements used to compensate our executive officers and explains how our executive compensation design aligns with the Company’s strategic objectives. We address the 2018 compensation decisions and their rationale for those determinations for our named executive officers (NEOs). This CD&A should be read together with the compensation tables that follow this section. Our NEOs for 2018 are as follows:

Name	Title
William J. Stromberg	President and Chief Executive Officer
Céline S. Dufétel[1]	Chief Financial Officer and Treasurer
Edward C. Bernard	Vice Chairman
Robert W. Sharps[2]	Head of Investments and Group Chief Investment Officer
Christopher D. Alderson	Co-Head of Global Equity
Kenneth V. Moreland[3]	Former Chief Financial Officer and Treasurer
[1]	Effective February 19, 2018, Ms. Dufétel became chief financial officer and treasurer.
[2]	Effective March 1, 2018, Mr. Sharps became the head of investments and group chief investment officer.
[3]	Effective March 1, 2018, Mr. Moreland retired from the Company.

Executive Summary

Our compensation programs recognize and reward performance, with a focus on rewarding the achievements of our NEOs, as measured by a number of factors over the short-term and long-term. Those factors include:

■	the financial performance and financial stability of Price Group;
■	relative investment performance of our investment products; and
■	performance of our NEOs against pre-determined corporate and individual goals.

Our compensation programs are also designed to reward NEOs for their contributions to the Company’s culture, service quality, customer retention, risk management, corporate reputation, and to the quality and collaboration of our associates. A significant portion of NEO compensation is performance-based and includes a material long-term incentive component tied to Company stock performance, thereby ensuring compensation is dependent on the Company’s short-term and longer-term performance.

Overall, we were pleased with our results during 2018. We continued to perform well for our clients while achieving strong financial results for the Company. Below is a summary of results for key measures that the Compensation Committee considers when evaluating NEO performance and making annual and long-term incentive compensation decisions.

PROXY STATEMENT 2019    23

2018 FINANCIAL PERFORMANCE HIGHLIGHTS

■	Our net revenues and earnings per share have continued to grow significantly over the last five years. Results for 2018 in comparison to the prior two years and 2013 (five years) are as follows:
	Assets Under Management (in billions)	Net Revenue (in billions)	Net Operating Income (in billions)	Operating Margin	Net Income Attributable to TRPG (in billions)	Diluted Earnings per Share	Non-GAAP Diluted Earnings per Share	Cash Returned to Stockholders (in billions)
2018	$962.3	$5.4	$2.4	44%	$1.8	$7.27	$7.15	$1.8

2017[1]	$991.1	$4.9	$2.1	43%	$1.5	$5.97	$5.43	$1.0

2016[1]	$810.8	$4.3	$1.7	40%	$1.2	$4.75	$4.49	$1.2

2013	$692.4	$3.5	$1.6	47%	$1.0	$3.90	$3.76	$.4
[1]	Certain amounts for 2017 and 2016 have been adjusted to reflect the adoption of new revenue accounting guidance on January 1, 2018. For more information see the notes to the consolidated financial statements in Item 8 of the 2018 Annual Report Form on 10-K.
■	Our assets under management (AUM) decreased by $28.8 billion from December 31, 2017, to $962.3 billion as of December 31, 2018, as sharp declines in equity markets near the end of the year outweighed our solid organic growth during 2018. Clients added $13.2 billion, while market depreciation, along with distributions not reinvested, reduced AUM by $42.0 billion.
■	The organic AUM growth of 1.3% was driven by diversified inflows across distribution channels and geographies, the strength of our multi-asset franchise, and positive flows into international equity and fixed income.
■	Our net revenues increased 10.7% over 2017, as average AUM increased 14.0% over the 2017 period.
■	Our overall financial condition remains very strong, as we finished the year with $6.1 billion of stockholders’ equity, $3.0 billion of cash and discretionary investments, and no debt. We also had redeemable seed capital investments in T. Rowe Price investment products of $1.1 billion at December 31, 2018.
■	Our strong balance sheet and operating results enabled us to return $1.8 billion, or nearly 100% of 2018 net income, to stockholders through share repurchases and dividends. We increased our annual recurring dividend for the 32nd consecutive year, by 22.8%. We expended $1.1 billion to repurchase 10.8 million shares, or 4.4% of our outstanding common stock, in 2018. Dividends and stock repurchases vary depending upon our financial performance and liquidity, market conditions, and other relevant factors.

24    T. ROWE PRICE GROUP

2018 STRATEGIC PERFORMANCE HIGHLIGHTS

■	Strong investment performance and brand awareness are key drivers in attracting and retaining assets—and to our long-term success. The percentage of the Price funds (across primary share classes) that outperformed their comparable Morningstar median on a total return basis and that are in the top Morningstar quartile for the one-, three-, five-, and 10-years ended December 31, 2018, were:
	1 year	3 years	5 years	10 years
Outperformed Morningstar median[1]
All funds	66%	75%	79%	83%
Multi-asset funds	71%	96%	88%	89%

Top Morningstar quartile[1]
All funds	31%	46%	51%	54%
Multi-asset funds	38%	62%	66%	79%
[1]	Source: © 2018 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results. Historically, the firm has disclosed the percentage of U.S. mutual funds (across all share classes) that outperformed their comparable Lipper averages on a total return basis and that are in the top Lipper quartile for the same periods. Investment performance results using the new measures are similar to the Lipper results.
■	86% of our rated U.S. mutual funds’ assets under management ended the quarter with an overall rating of four or five stars from Morningstar.
■	The performance of our funds and institutional strategies against benchmarks remains competitive and are very strong over the ten year time period.
■	We were very pleased with execution on our strategic initiatives across investment capabilities, products, distribution, and technology, including creating operational efficiency gains. Highlights from the year include:
■	We increased our global investment professional staff nearly 7% in 2018 to more than 600, including growth of our multi-asset solutions team and hiring additional investment analysts.
■	We continued to expand our product offerings with the launch of several new investment strategies to meet evolving client demands. These include such strategies as Multi-Strategy Total Return, Global Equity Dividend, and Asia Credit Bond.
■	We saw a 20% growth in client-facing associates in our U.S. intermediaries channel that supported the expansion of our regional coverage and increasing cash flows from broker-dealers. We continued to broaden and diversify our distribution capabilities through the launch of several sub-funds, share classes, and new vehicles across our international lineups, including Japanese Investment Trust Management Company, U.K Open-ended Investment Company, SICAV, Australian Unit Trusts, and Canadian Pension Pools.
■	We broadened efforts in our Maryland Innovation Center to transform our clients’ digital experiences and continued to build our team of data scientists and engineers in our New York Technology Development Center.
■	Global investment management and trading operation processes continue to evolve to meet growing complexity. The fund accounting systems transition to BNY Mellon was completed in 2018.
■	We achieved compliance with significant regulations that had broad reaching impact on the firm’s operations.
■	Our cost optimization efforts achieved savings as planned, enabling reinvestment back into the business.
■	We continue to enhance our governance and operating model, with significant changes being made to the Management Committee. Most specifically, Céline S. Dufétel transitioned into the chief financial officer role following Kenneth V. Moreland’s retirement. Additionally, we prepared for Edward C. Bernard’s retirement on December 31, 2018, by realigning his leadership team under the president and CEO. Mr. Bernard will continue in his vice chairman role on the Board through the 2019 Annual Meeting.

PROXY STATEMENT 2019    25

2018 COMPENSATION DECISIONS FOR OUR CHIEF EXECUTIVE OFFICER AND OTHER NEOs

■	Fixed base salary composes a small portion of overall compensation, whereas performance-based pay, in annual cash incentives and long-term equity awards, represents the most significant portion. The mix of compensation elements awarded this year to our president and CEO and other continuing NEOs, as illustrated below, reflects our compensation philosophy.

■	For 2018, Mr. Stromberg’s total compensation increased 12% over the prior year, with most of the increase being delivered in performance-based RSUs. This increase in total compensation reflects the Compensation Committee’s assessment of Mr. Stromberg’s performance as CEO and aligns with the Company’s achievement of annual and long-term financial and strategic results previously discussed. Considerations were also made when comparing Mr. Stromberg’s pay to his peers in the industry.
■	On average, the other NEO’s compensation increased 13.5%. This average excludes Ms. Dufétel, as 2018 was her first year receiving an annual bonus, and Mr. Moreland, due to his retirement.
■	The Compensation Committee determined that, beginning in 2019, our Annual Incentive Compensation Plan (AICP) will be funded as a percentage of net operating income, and long-term equity awards to NEOs will consist of 50% time-based RSUs and 50% performance-based RSUs subject to a three-year performance goal. Further details of the changes are described under the Changes to the 2019 AICP and Long-Term Equity Awards section of this CD&A.
■	Mr. Moreland retired in March 2018 and did not receive a 2018 bonus or long-term equity award. Mr. Moreland was paid an amount for service he provided during a transition period leading up to his retirement on March 1, 2018.

26    T. ROWE PRICE GROUP

EXECUTIVE COMPENSATION PRACTICES

At the 2018 Annual Meeting, our stockholders cast a non-binding advisory vote on the compensation of the NEOs. Nearly 96% of the shares voted approved the compensation paid to our NEOs. The Compensation Committee welcomed this feedback and considers this outcome supportive of our approach to executive compensation. The Compensation Committee continues to implement and maintain practices in our compensation programs and related areas that reflect responsible corporate governance and compensation programs. These include:

What We Do	What We Don’t Do
Include all independent directors on the Compensation Committee.	Allow executives or independent directors to short-sell the Company stock or hedge to offset a possible decrease in the market value of Company stock held by them.

Impose stock ownership and retention requirements on our independent directors, NEOs, and other select members of senior management.	Enter into change-in-control agreements with any of our executive officers.

Emphasize variable compensation, including long-term equity incentive compensation.	Provide excise tax gross-ups.

Award RSUs that are subject to a 12-month objective performance-based earning period and a five-year ratable vesting schedule. In 2019, performance-based RSUs will be subject to a three-year performance goal.
Enter into broad-based employment agreements with our United States-based executive officers.

Impose double-trigger vesting on acceleration of awards granted under our 2012 Long-Term Incentive Plan (2012 Incentive Plan) in the event we are acquired or taken over by another company.	Pay dividends on unearned performance-based RSUs.

Engage an independent compensation consultant who provides services only to the Compensation Committee and provides no other services to the Company or its management.	Accelerate the vesting of equity awards on an executive officer’s retirement.

Use a comprehensive risk management program designed to identify, evaluate, and control risks and our compensation and stock ownership programs work within this risk management framework.	Permit the repricing or exchange of equity awards in any scenario without stockholder approval.

Have a recoupment policy for both cash and equity incentive compensation in place for executive officers in the event of a material restatement of our financial results within three years of the original reporting.
Sponsor any supplemental executive retirement plans or provide significant perquisites and other personal benefits to our executive officers.

PROXY STATEMENT 2019    27

Executive Compensation Philosophy and Objectives

Our NEO compensation programs are designed to satisfy two core objectives:

■	attract and retain talented and highly skilled management professionals with deep experience in investments, business leadership and client service; and
■	maintain alignment of interests between our management professionals and our stockholders by focusing on long-term corporate performance and value creation, emphasizing appropriate enterprise risk-taking, reinforcing a “client-focused” and collaborative culture, and rewarding associates for the achievement of strategic goals.

We believe NEO compensation should be straight-forward, goal-oriented, longer-term focused, transparent, and consistent with stockholder interests. In addition, NEO compensation should be linked directly to our overall corporate performance, as well as to our success in achieving our long-term strategic goals.

KEY ELEMENTS OF 2018 NEO COMPENSATION

Our compensation program consists primarily of three elements: base salary, annual cash incentives, and long-term equity awards. Most NEO compensation is performance-based, which aligns pay to Company performance and to their individual performance against goals. There is no pre-established formula for the allocation between cash and non-cash compensation or between short-term and long-term awards. Instead, each year the Compensation Committee determines, at its discretion, the appropriate level and mix of short-term and long-term awards to our NEOs to reward annual performance and to encourage meeting our long-term strategic goals. The key features and purpose of the primary compensation elements are detailed in the table below.

Element	Key Features	Purpose
Salary	■ Fixed annual cash amount. ■ Salary paid to our most senior personnel in the U.S. has been capped at $350,000 since 2005. ■ Mr. Alderson’s salary has been capped at £240,000 since January 1, 2017.
■   Represents a smaller component of total
      compensation, so that the substantial
      majority of NEO compensation is dependent
      on performance-based annual incentive
      compensation as well as long-term equity
      incentives.

Annual Incentive Compensation Plan (AICP)
■   Represents a material portion of the NEO’s
      total compensation.

■   Administered by the Compensation
      Committee.

■   The AICP is part of the Company’s overall
      bonus pool, in which nearly all employees
      participate.

■   The AICP represents an aggregate maximum
      bonus pool available to the NEOs that is
      based solely on the financial performance
      of the Company in the current fiscal year.
      The Compensation Committee annually
      determines the maximum percentage of
      the total bonus pool set by the AICP that
      can be awarded to each NEO.

■   Actual bonus amounts awarded to each
      NEO are based on the Company’s financial
      and operating performance relative to
      annual goals and objectives plus individual
      performance and contributions of each NEO
      toward those results.

■   Actual amounts for each NEO are typically
      significantly less than the maximum amount
      determined under the plan.

■   Provides structure for incentive compensation
      and, coupled with the use of discretion by
      the Compensation Committee, aligns cash
      compensation of the NEOs and other senior
      management to the annual performance of
      the Company.

■   Rewards NEOs for achievement of annual
      Company goals and objectives that are key
      to our long-term strategy.

■   Provides competitive cash compensation to
      attract and retain diverse high-quality talent.

28    T. ROWE PRICE GROUP

Element	Key Features	Purpose
Long-Term Equity Awards
■   Represents a material portion of the NEO’s
      total compensation.

■   The value of the grant for each NEO is based
      on the NEO’s relative level of corporate
      management and functional responsibility,
      competitive assessment of similar roles
      within the marketplace, individual
      performance, and expected future long-term
      contributions.

■   For 2018, all long-term equity award values
      granted to NEOs were performance-based
      RSUs.

■   Grants are awarded at the regularly
      scheduled December meeting of the
      Compensation Committee.

■   The performance-based RSUs an NEO can
      earn can range from 0-100% of the total
      units granted based on the Company’s
      operating margin relative to peers.

■   For the 2018 annual grant, earned units will
      vest at a rate of 20% per year starting in
      February 2020.

■   Creates a strong link between NEO realized
      compensation and stock performance.

■   Provides a significant incentive to our NEOs
      and other senior management to protect and
      enhance stockholder value and profitability.

■   Enhances the link between compensation
      and long-term Company performance
      through the granting of performance-based
      RSUs.

■   Provides competitive compensation to attract
      and retain diverse high-quality talent.

Annual Incentive Compensation Plan Bonus Pool

The AICP maximum bonus pool is equal to 6% of the first $50 million of “adjusted earnings,” plus 8% of the amount by which “adjusted earnings” exceeds $50 million. Adjusted earnings is defined as income before taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items; any charge relating to goodwill; and the effect of changes in accounting policy. In 2018, we excluded the nonrecurring client repayments related to the Dell appraisal rights matter to determine our adjusted earnings as defined under the AICP.

The Company’s annual bonus program, under which nearly all of the employees of the Company are eligible to participate, is managed by the Compensation Committee and Management Compensation Committee and is funded based on the Company’s financial results. Additional considerations include the Company’s investment performance, service quality for clients and progress toward stated objectives relating to the Company’s long-term strategies. The amounts awarded under the AICP are part of the Company’s annual bonus program.

Compensation Committee’s Use of Discretion

The Compensation Committee has exercised negative discretion to pay significantly less than the maximum amount available to each NEO under the AICP. The Compensation Committee believes that thoughtful discretion is a critical feature of the Company’s executive compensation program. While the Compensation Committee uses financial and other metrics to set the maximum amount of the bonus pool and as a significant factor in the evaluation of the performance of our senior executives, our business is dynamic and requires us to respond rapidly to changes in market conditions and other factors outside our control that impact our financial performance. The Compensation Committee believes that a rigid, formulaic program based strictly on metrics could have unintended consequences such as encouraging executives to place undue focus on achieving specific shorter-term metrics at the expense of the longer-term success of the company. In addition, formulaic compensation would not permit adjustments based on factors beyond the control of our executives as well as relative performance in relation to market conditions and less quantifiable factors such as recognition of key individual achievements. Thoughtful discretion also allows the Compensation Committee to fully consider the overall performance of our executives, and it allows the Compensation Committee to maintain alignment between the NEO bonus amounts and the awards paid to other senior personnel.

Long-Term Equity Awards

We believe our long-term equity award program is a significant factor in maintaining a strong correlation between the compensation of our top managers and professionals, including our NEOs, and the long-term interests of our clients and stockholders. Given the importance of this factor, for 2018 the Compensation Committee increased the percentage of each

PROXY STATEMENT 2019    29

NEO’s compensation attributable to long-term equity awards, except for Messrs. Moreland and Bernard who retired in 2018. This is most prevalent for the CEO. Similar to 2017, 2018 grants were made as a single annual grant in December to closely align our equity incentive grants to the timing of our annual bonus and other compensation decisions.

Our approach to long-term equity compensation has incorporated different award vehicles (e.g., stock options, restricted stock, or RSUs) and has varied over time. Currently we use RSUs and, in the case of our NEOs, performance-based RSUs. The use of performance-based RSUs, which vest over five-years, emphasizes long-term stockholder alignment for our NEOs.

As mentioned, the individual equity award value is meant to be a reflection of the long-term value added by the individual as well as their potential for future contributions to the Company. The total award value granted to an NEO from year to year reflects an individual’s performance and an assessment of the NEO’s relevant compensation positioning versus market peers in similar roles. The ultimate value realized from an equity award fluctuates with the Company’s stock price, thus aligning NEO pay with stockholder interests.

Changes to the 2019 AICP and Long-Term Equity Awards

As part of their annual agenda in 2018, the Compensation Committee reviewed the design of the AICP and Long-Term Equity Award programs with assistance from management and the Committee’s independent compensation consultant, Johnson Associates. Based on their evaluation of peer practices and the desire to continue to align with long-term stockholder interests, the Committee approved the following changes to the incentive compensation program for our NEOs for the 2019 performance year:

AICP - Adjusted the incentive pool calculation to be equal to five percent of net operating income. This design simplifies the pool formula to a straight percentage of a financial metric and creates an incentive pool that should provide for greater alignment with actual bonuses paid to participating executive officers. The Compensation Committee will maintain negative discretion to decrease calculated maximum bonuses.

Long-Term Equity Awards - Long-Term Equity Awards granted in 2019 will now be split equally between time-based RSUs and performance-based RSUs. The time-based RSUs will vest in equal annual installments over three years following the grant date. The performance-based RSUs will now be subject to a longer three-year performance measurement period, starting on January 1st of the year following grant date and ending on December 31st of the third year. Any performance-based RSUs earned after the completion of the performance measurement period will vest in equal annual installments beginning in December after the end of the performance period (years four and five after the grant date). The performance metric for the performance-based RSUs will be assessed by comparing the Company’s operating margin for the performance period to the average operating margin of a peer group of companies.

RISK MANAGEMENT AND THE ALIGNMENT OF MANAGEMENT WITH OUR STOCKHOLDERS

The Compensation Committee considers whether the executive compensation program rewards reasonable risk-taking and if incentive opportunities achieve the proper balance between rewarding employees and managing risk and protecting stockholder returns. While the design of our executive compensation program is primarily performance-based, we believe that it does not encourage inappropriate risk-taking. Ongoing and active discussions with management regarding progress on short-term and long-term goals enables informed decisions while avoiding the risks that can be associated with managing short-term results to achieve predetermined formulaic outcomes.

Our compensation programs are designed to provide executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow value over time. We believe that our equity program, our stock ownership guidelines, and the very significant stock ownership of our most tenured NEOs create important links between the financial interests of our executives and long-term performance and mitigate any incentive to disregard risks in return for potential short-term gains. In addition, we have a robust risk management program designed to identify, evaluate, and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to ensure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the chief executive officer, the Audit Committee, and the full Board. We believe that our compensation and stock ownership programs work effectively within this risk management program.

30    T. ROWE PRICE GROUP

Process for Determining Executive Compensation

The Compensation Committee has established a comprehensive process for:

■	reviewing our executive compensation program designs to ensure that they are aligned to our philosophy and objectives,
■	evaluating performance by our NEOs against goals and objectives established or reviewed by the Compensation Committee, and
■	setting compensation for the NEOs and other senior executives.

The table below summarizes the actions taken by the Compensation Committee throughout 2018.

First Quarter	Second Quarter
  ■   Certify prior-year financial results for payout of the
        AICP.

  ■   Design and establish current year AICP and long-term
        equity programs.

  ■   Designate participants in the current year AICP and
        set each NEO’s maximum payout percentage.

  ■   Review our compensation governance practices.

  ■   Assess progress against the Company’s strategic
        imperatives and related goals and objectives for the
        year.

  ■   Review the Company’s current year-to-date
        performance, including financial, investment, and
        client service performance.

  ■   Consider with members of the Management
        Compensation Committee the potential funding size of
        the overall annual bonus pool.

  ■   Consider stockholder and proxy advisor feedback in
        connection with our say-on-pay vote results.

  ■   Evaluate and approve changes to the current peer
        comparators used to assess competitive pay for
        executive officers.

  ■   Review the design of peer short-term and long-term
        incentive compensation programs.

Third Quarter	Fourth Quarter
  ■   Review with management and our independent
        compensation consultant the external trends in both
        the investment management industry and, more
        broadly, regulatory and other developments affecting
        executive compensation.

  ■   Assess progress against the Company’s strategic
        imperatives and related goals and objectives for the
        year.

  ■   Review the Company’s current year-to-date
        performance, including financial, investment, and
        client service performance.

  ■   Consider with members of the Management
        Compensation Committee the potential funding size of
        the overall annual bonus pool.

  ■   Review and approve any changes to incentive plan
        and award designs for the following fiscal year.

  ■   Review projected peer compensation data provided
         by our independent compensation consultant and
        McLagan Partners survey data.

  ■   Evaluate the Company’s performance against its
        goals.

  ■   Evaluate executive officer performance against goals
        of their respective roles, with input from the CEO for
        certain other executive officers.

  ■   Approve the size of the Company’s overall annual
        bonus pool and determine the annual incentive cash
        pool payout for each NEO and other AICP
        participants.

  ■   Approve the size and parameters of the year’s equity
        incentive program.

  ■   Define the performance metric(s) and performance
        period for restricted stock units granted to the
        executive officers as part of the annual equity
        incentive program.

PROXY STATEMENT 2019    31

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

Johnson Associates served as the Compensation Committee’s independent compensation consultant in 2018 and attended all Compensation Committee meetings during the year. The Compensation Committee benefited from the consultant’s broad experience in advising other compensation committees, in-depth understanding of investor perspectives on compensation, and familiarity with our compensation programs and policies and those in the financial services industry.

Johnson Associates provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends across industries. Johnson Associates also worked with the Compensation Committee for the following items in 2018:

■	Reviewed, evaluated and recommended changes to the competitive market peer group used to evaluate compensation for the NEOs and other executive officers;
■	Conducted market research on peer incentive plans to assist in the design of the 2019 incentive compensation plans for participating officers; and
■	Provided guidance on the formulation of the final 2018 incentive compensation decisions for the president and CEO and the incentive compensation recommended by management for the other NEOs at the Compensation Committee’s meeting in December 2018.

The Compensation Committee will continue to periodically review its relationship with Johnson Associates and their continued appointment as the Committee’s independent consultant.

Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not make public the compensation data of their top executive officers. At the October 2018 Compensation Committee meeting, Johnson Associates presented a report of expected competitive pay for each NEO based on current industry trends and their market evaluation of each NEO’s role. This data, along with competitive market data provided to management by McLagan Partners (McLagan) and input from the CEO and other senior executive officers of the Company, provided guidance to the Committee in their compensation decisions for each NEO for 2018.

McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by role across multiple companies without specifically identifying information for a particular company. Management uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared by executive management with the Compensation Committee. McLagan works with management and does not act as a compensation consultant to the Compensation Committee.

Johnson Associates has not provided any services to the Company other than those provided to the Compensation Committee in their role as independent consultant. The Compensation Committee has assessed the independence of Johnson Associates pursuant to SEC rules and concluded that the work performed by the advisor does not raise any conflicts of interest.

COMPETITIVE POSITIONING

The Compensation Committee annually reviews competitive data regarding compensation at peer companies in the investment management industry with their independent compensation consultant and management. We do not set compensation levels to fall within specific ranges compared with benchmark data. Instead, we use the information provided by Johnson Associates and developed by management using proxy data for peer group companies and survey data provided by McLagan and others about the competitive market for senior management to gain a general understanding of current compensation practices and to assist in the development of compensation programs and setting compensation levels for our senior executives.

32    T. ROWE PRICE GROUP

In 2018, the Compensation Committee asked Johnson Associates, in partnership with management, to review and assess the existing compensation peer group and, if warranted propose potential changes. The assessment was conducted in an effort to better reflect our size, complexity of offerings, scope of domestic and global capabilities, and diversified client base (retail and institutional), and the evolving competitive landscape. After reviewing the analysis collected for both the existing peer set and potential additions, the Committee agreed to remove Janus Capital (now Janus Henderson) and Federated Investors from the peer group and add Ameriprise Financial, Charles Schwab, Northern Trust, and TD Ameritrade. Below is the list of the final 2018 peer group agreed to by the Compensation Committee:

Affiliated Managers Group, Inc.	BlackRock Inc.	Franklin Resources	Northern Trust
AllianceBernstein L.P.	Charles Schwab Corporation	Invesco Ltd.	TD Ameritrade Holding Corp
Ameriprise Financial, Inc.	Eaton Vance Corp.	Legg Mason, Inc.

The companies making up the peer group listed above were selected because they are public asset managers with significant assets under management as well as comparable financial services and brokerage companies given their assets and scale. The Compensation Committee will continue to review the composition of this peer group to analyze our executive compensation program and determine whether any changes should be made in the future. In addition to specific information on these companies, the Compensation Committee reviewed aggregated summary compensation data based on information from surveys that include some of the peer companies listed above as well as other public and nonpublic companies with which we compete for executive talent, including the Capital Group Companies Inc., Fidelity Investments, Goldman Sachs Group Inc., JPMorgan Chase, MFS Investment Management, Oppenheimer & Co. Inc., Pacific Investment Management Company LLC., Putnam Investments, The Vanguard Group Inc., Wellington Management Company LLP, and Western Asset Management Co.

In light of our overall performance in 2018, the Compensation Committee believes that the compensation paid to our CEO and other NEOs is reasonable in relation to the compensation paid by our peer companies both on an absolute basis and in comparison to relevant financial performance metrics.

2018 Compensation Decisions

Given our shared and collaborative leadership structure, when setting the compensation in 2018, the Compensation Committee considered the collective contribution of the NEOs to the Company’s strategic imperatives as highlighted in the executive summary to this CD&A as well as their contributions to the related annual goals described below. The Compensation Committee considered each NEO’s individual contributions to the achievement of these and longer-term goals and the NEO’s individual performance in their functional responsibilities. These broader goals included overall Company financial results, investment performance and progress on product goals, net flows and progress on distribution goals, major program execution and progress on shared services goals, and governance and talent. The Compensation Committee also looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain an internally consistent compensation environment.

In keeping with the Company’s commitment to pay for performance, the maximum NEO base salary of $350,000, or its local country equivalent, has remained unchanged since 2005 and is consistent with the base salaries paid to our most senior personnel. The Compensation Committee did not make any changes to base salaries for the NEOs in 2018.

INCENTIVE COMPENSATION

Long-term goals that apply every year include the objective to recruit, develop, and retain diverse associates of the highest quality while creating an environment of collaboration and appropriately rewarding individual achievements and initiatives. This focus on our associates is intended to create a combination of talent, culture, and processes that will allow us to achieve superior investment results, market our products effectively, and deliver outstanding service on a global basis. Specific goals established for 2018, and against which performance of our NEOs was judged at year-end, consisted of the following:

Perform for Our Clients

■	Maintain our position as a premier active asset manager, creating durable value for clients.
■	Become a more recognized global partner for retirement-oriented investors (individuals, defined-contribution plan sponsors, or employers with defined-benefit liabilities).
■	Become more of an integrated investment solutions provider that leverages our diversified investment management and asset allocation capabilities to meet changing client needs.

PROXY STATEMENT 2019    33

Invest in Our People

■	Remain a destination of choice for top talent including and beyond our investment teams, creating opportunities for associates to grow and excel, with a culture of greater accountability, empowerment, and rigor throughout the organization.
■	Continue to develop human talent capabilities, attract and retain a collaborative and diverse workforce, and enhance internal communications.

Enhance Our Global Capabilities and Infrastructure

■	Build T. Rowe Price into a more globally diversified asset manager that sources an increasing share of AUM from outside the U.S., while still growing our U.S. franchise.

Deliver and Grow Operating Results and Maintain Financial Strength

■	Manage our financial position and financial performance to protect and benefit our clients, associates, and stockholders, striking a balance between short-term financial results and the need to continuously invest in long-term capabilities.

Individual Performance Considerations

In addition to the Company’s financial and strategic performance highlighted in the executive summary on page 23, the Compensation Committee considered the following individual contributions when setting 2018 compensation, with the exception of Kenneth V. Moreland who was compensated for 2018 under a separate retirement agreement.

Name	Compensation Committee Considerations
William J. Stromberg President and Chief Executive Officer	Role Considerations
	■	Leadership, responsibility, and performance as president and chief executive officer and chair of our Management Committee and Management Compensation Committee.
Individual Achievements
■
Clear leader of the firm’s development and implementation of its longer-term integrated strategic plan; driver of necessary change throughout the organization while preserving its culture of performing for our clients.

■
Re-aligned the leadership structure reporting to the President and CEO to prepare for the retirement of the Vice Chairman; broadened the Management Committee with the addition of the chief legal counsel and corporate secretary.

	■	Overall investment performance remained strong for three-, five-, and 10-year periods against peers and solid against benchmarks; investment performance was very competitive in 2018.
■
Annual net revenues grew nearly 11% and diluted earnings per share on a non-GAAP basis increased nearly 32%, despite significant reinvestment back into the business to grow and diversify the Company. Return on equity was nearly 31% for 2018, compared with 28% in 2017.

	■	The Company returned $1.8 billion to stockholders in 2018 through dividends and share repurchases, and the balance sheet strengthened further with $3.0 billion of cash and discretionary investments.

34    T. ROWE PRICE GROUP

Name	Compensation Committee Considerations
Céline S. Dufétel Chief Financial Officer and Treasurer	Role Considerations
	■	Leadership, responsibility and performance in first year as chief financial officer and treasurer.
Individual Achievements
	■	Enhanced strategic planning and budgeting processes.
	■	Delivered weekly and monthly financial reporting and enhanced metric transparency. Implemented quarterly business reviews for business units including an increased focus on business success metrics.
	■	Filled key roles including the head of internal audit and head of procurement.
	■	Key contributor on a variety of committees, including Management, the Risk and Operational Steering Committee, the Product Steering Committee, and Price Group board meetings.
	■	Oversaw our operational efficiency initiatives with specific leadership of our successful and strategic sourcing effort.
Edward C. Bernard Vice Chairman	Role Considerations
	■	Leadership, responsibility, and performance as chair of the Price funds’ boards and as leader of the marketing, distribution, operations, technology, and legal functions.
Individual Achievements
	■	Key contributor on a variety of committees, including Management, Management Compensation, and the Product Steering Committee, the latter of which he chaired.
	■	Oversaw enhancements to our diversified distribution and client service capabilities to support long-term organic AUM growth and client satisfaction which contributed to organic AUM growth of 1.3%.
	■	Excellent transition planning contributions leading up to his retirement at the end of 2018. Lead support role to the president and CEO and key members of the Management Committee.
■
Led the transition of governance leadership for the Price funds to the Company’s chief legal counsel and corporate secretary, David Oestreicher, who serves as an inside director on the Price funds’ boards.

Robert W. Sharps Head of Investments and Group Chief Investment Officer	Role Considerations
	■	Leadership, responsibility, and performance in his first full year as head of investments (includes global trading) and group chief investment officer.
Individual Achievements
	■	Strong investment performance over one-, three-, five-, and 10-years against peers, particularly across equity, with continued strengthening of the investment teams and collaboration between them.
	■	Guided fixed income leadership transition to Andrew McCormick, due to upcoming retirement of Edward A. Wiese.
	■	Leadership of the six-person chief investment officer group that continues to represent our investment divisions with distinction.
	■	Key contributions as director of certain Price funds’ boards and as contributor to our Price Group board meetings.
■
Key contributor on the Management and Asset Allocation committees and a number of steering committees including U.S. Equity, International Equity, Fixed Income, and Product. Also led formation of new Investment Management Steering Committee.

PROXY STATEMENT 2019    35

Name	Compensation Committee Considerations
Christopher D. Alderson Co-Head of Global Equity	Role Considerations
	■	Leadership, responsibility, and performance as co-head of global equity, head of international equity, and chair of the International Steering Committee.
Individual Achievements
■
Investment performance for international equity remained strong across the one-, three-, and five-years against peers and benchmarks. Central leadership role in developing the talent and culture of the team to deliver excellent results at scale.

	■	Developed a three-year product road map for international equity products and led the implementation of the Global Equity Dividend strategy.
	■	Key contributor on the Management, Asset Allocation, and the Product Steering Committees.
	■	Outstanding client development contributions across U.S., Europe, and Asia.
	■	Developed and began implementation of a plan to strengthen the leadership team of international equity.

Annual Incentive Compensation

At the beginning of the year the Compensation Committee established each NEO’s maximum payout percentage from the AICP bonus pool. The established payout percentages reflect the Compensation Committee’s expectation of each NEO’s relative contribution to the Company’s performance rather than a prediction of the likely amount that ultimately will be awarded. For 2018, the maximum payout under the AICP to all participants could not exceed 48% of the bonus pool. Under the AICP the Compensation Committee has the sole and exclusive discretion to reduce or eliminate the share of the bonus pool payable to any NEO.

The table below sets forth the maximum payout (in millions) allocated to our NEOs and the actual bonus awards (in millions) made by the Compensation Committee to our NEOs for 2018 and 2017, with the exception of Kenneth V. Moreland who was compensated for 2018 under a separate retirement agreement.

Name	2018 Maximum Payout Based on the Total Pool	2018 Annual Incentive Payment		2017 Annual Incentive Payment		2018 Payment Percentage Change Over 2017
William J. Stromberg	$18.9	$8.2		$7.6		7.9%
Céline S. Dufétel[1]	$5.7	$2.0		n/a		n/a
Edward C. Bernard	$17.0	$6.6		$6.0		10.0%
Robert W. Sharps	$18.9	$8.1		$7.3		11.0%
Christopher D. Alderson[2]	$17.0	$6.7	[2]	$5.8	[2]	15.1%
[1]	Ms. Dufétel was appointed to chief financial officer and treasurer in February 2018, and did not participate in the 2017 AICP.
[2]	Bonus amounts received by Mr. Alderson pursuant to his employment agreement are paid in British pounds. In 2018, Mr. Alderson received a bonus of GBP 5.2 million, an increase of 10.6% over his GBP 4.7 million bonus payout in 2017.

Consistent with past practice, the Compensation Committee exercised negative discretion and paid significantly less than the maximum payout amount to the NEOs. Exercising such negative discretion maintains alignment between the bonus amounts paid to the NEOs and the expected range of bonuses paid to peers with similar roles at our competitors. The Compensation Committee has the power to authorize additional incentive compensation or bonuses outside the AICP but did not do so in 2018 other than in connection with the retirement agreement for Mr. Moreland.

36    T. ROWE PRICE GROUP

Long-Term Equity Awards

As part of our 2018 long-term equity award program, the Compensation Committee recommended to the Board, and the full Board approved, the granting of award values as performance-based RSUs to our NEOs at the regularly scheduled committee meeting in December 2018. Mr. Moreland did not receive a 2018 award as he retired in March 2018. Each long-term equity award value was converted to units using the closing stock price ($92.03 in 2018) of our common stock on the date of grant. The NEOs were granted the following long-term incentive values (in millions) and resulting performance-based RSUs in 2018.

Name	2018 Equity Incentive Value	2018 Performance -Based Restricted Stock Units	2017 Equity Incentive Value	2017 Performance -Based Restricted Stock Units	2018 LTI Award Value Change Over 2017
William J. Stromberg	$4.5	48,354	$3.6	34,876	25.4%
Céline S. Dufétel	$1.2	13,040	n/a	n/a	n/a
Edward C. Bernard	$1.6	17,386	$1.6	15,719	—%
Robert W. Sharps	$4.1	44,551	$3.1	29,964	34.4%
Christopher D. Alderson	$2.5	26,622	$2.0	19,649	22.5%

The Compensation Committee has emphasized the need to provide a greater percentage of executive officer compensation in the form of long-term equity awards and has thus generally increased grant sizes, as a percentage of total compensation, incrementally over the past two years.

Performance-Based RSUs - Performance Thresholds and Vesting

Similar to prior years, the performance thresholds established by the Compensation Committee for the performance-based RSUs granted in 2018 to our NEOs were based on the Company’s operating margin for the performance period compared with the average operating margin of a designated group of public company peers (Industry Average Margin) that was composed of:

Affiliated Managers Group, Inc.	Eaton Vance Corp.	Invesco Ltd.
AllianceBernstein L.P.	Federated Investors	Legg Mason, Inc.
BlackRock, Inc.	Franklin Resources

The peer group listed above is similar to that used in evaluating the competitive positioning of our compensation program. The Compensation Committee selected operating margin as the sole performance metric because it is a key indicator of profitability and relative financial performance in the asset management industry. Operating margin was determined by dividing net operating income by total revenues for the performance period, as reported in the consolidated financial statements filed with the SEC or, if such financial statements are not available for a peer company at the time of determination, as otherwise disclosed in a press release by such peer company. In each case, net operating income is adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements.

The following table sets forth the performance thresholds and related percentage of RSUs eligible to be earned that were established by the Compensation Committee for the 2018 awards.

TROW Operating Margin as Percent of Industry Average Margin	>=100%	90%-99%	80%-89%	70%-79%	60%-69%	50%-59%	<50%
Amount of Restricted Stock Units Eligible to be Earned	100%	90%	80%	70%	60%	50%	0%

PROXY STATEMENT 2019    37

As detailed in the table below, the NEOs earned the full number of eligible RSUs that were granted in December 2017.

Grant Date	Performance Period	TROW Operating Margin as Percent of Industry Average Margin	Amount Earned and Subject to Standard Vesting Schedule	Vesting Start Month/Year
December 2017	January 1, 2018 to December 31, 2018	Greater than 100%	100% Granted	February 2019
December 2018	January 1, 2019 to December 31, 2019	Indeterminable at this time		February 2020

The peer group used to calculate the Industry Average Margin for the 2017 performance-based RSUs includes the same companies included in the 2018 performance peer group referenced above. Performance-based RSUs earned by each NEO following the completion of the relevant 12-month performance period vest at a rate of 20% per year beginning in the month and year specified in the chart above once the Compensation Committee certifies the number of RSUs earned.

Other Compensation Policies and Practices

DEFINED CONTRIBUTION PLAN

Our U.S. retirement program provides retirement benefits based on participant elective deferrals, Company contributions, and the investment performance of each participant’s account. For 2018, we contributed $146,000 to this program for our U.S.-based NEOs as a group. We provide this program to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees. Mr. Alderson is located in the UK and we pay him cash in lieu of a contribution to the UK pension program as a result of a Fixed Protection election made with the UK tax authorities, which required him to opt out of the UK pension program. In 2018, we paid him $29,973, which is based on the contribution formula in the program and is equal to the amount he would have received had he stayed in the program.

PERQUISITES AND OTHER PERSONAL BENEFITS

We do not provide significant perquisites and other personal benefits to our executive officers. We make available to all senior officers programs related to executive health benefits and parking. We also cover certain costs associated with the NEOs’ spouses’ participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting as well as other Board and business-related functions. Mr. Alderson also receives, along with other senior personnel outside the U.S., a minor travel insurance allowance.

SUPPLEMENTAL SAVINGS PLAN

The Supplemental Savings Plan provides certain senior officers, including the NEOs, the opportunity to defer receipt of up to 100% of their cash incentive compensation earned for a year during which services are provided. The amounts deferred are adjusted in accordance with the hypothetical investments chosen by the officer from a list of products under our U.S. retirement program. Any amounts so deferred must be deferred for a period of at least two years but may be deferred for a longer period or until termination of employment. Distributions from the Supplemental Savings Plan are made in a lump-sum payment or as installment payments for up to 15 years. For 2018, Messrs. Alderson, Bernard, Sharps, and Stromberg elected to have a portion of their AICP payout deferred. See our Nonqualified Deferred Compensation Table on page 48 for more information.

POST-EMPLOYMENT PAYMENTS

We have not entered into severance or other post-employment agreements with any of our continuing NEOs. Consequently, we generally do not have any commitments to make post-employment payments to them. All agreements for stock option and stock awards granted to employees from our equity plans prior to February 2012 include provisions that may accelerate the vesting of outstanding equity awards upon the grantee’s death or in connection with a change in control of Price Group or, at the administrator’s discretion, upon disability of the grantee. We changed these acceleration provisions for stock options and stock awards granted on and after February 23, 2012, in the following ways: (1) aligned the treatment of the awards in the event of a grantee’s death or termination of employment due to total disability so that vesting acceleration will occur in both events; and (2) provided for “double-trigger” vesting acceleration in the event the equity incentive awards are not terminated as part of the change-in-control transaction. This means that in such a circumstance, accelerated vesting only occurs if, at the time of or within 18 months after the change-in-control transaction, a participant’s employment is terminated involuntarily without cause or the participant resigns with good reason (generally requiring a material diminution in authority or duties,

38    T. ROWE PRICE GROUP

material reduction in compensation, or relocation by a substantial distance). If the acquiring entity requires that we terminate outstanding equity incentive awards as part of the change-in-control transaction, vesting also will accelerate and award holders will be given an opportunity to exercise outstanding stock options before such termination. The Compensation Committee can modify or rescind these provisions or adopt other acceleration provisions. See our Potential Payments on Termination or Change in Control on page 48 for further details.

RECOUPMENT POLICY

Our Board of Directors has adopted a Policy for Recoupment of Incentive Compensation for executive officers of the Company. This policy provides that in the event of a determination of a need for a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received incentive compensation, including equity awards, based on the original financial statements that in fact was not warranted based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement. The actions the Board could elect to take against a particular executive officer include: the recoupment of all or part of any bonus or other incentive compensation paid to the executive officer, including recoupment in whole or in part of equity awards; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies, at the Board’s discretion.

STOCK OWNERSHIP GUIDELINES

We have a stock ownership policy for our executive officers. This policy provides that our NEOs, our other executive officers, and the members of our Management Committee are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the Chair and CEO, five times base salary for members of our Management Committee, and three times base salary for the remaining executive officers. For purposes of the guidelines, unvested RSUs are counted in an officer’s total ownership, but unexercised stock options, both vested and unvested, are not counted. Once the officer reaches the ownership target, the number of shares needed to reach the level is expected to be retained. With the exception of Ms. Dufétel, each of our NEO’s, has satisfied the applicable stock ownership multiple.

TAX DEDUCTIBILITY OF COMPENSATION

Effective January 1, 2018 section 162(m) of the Internal Revenue Code (Code) was amended by the 2017 U.S. Tax Reform, originally known as the Tax Cuts and Jobs Act of 2017 (Tax Reform), to disallow a tax deduction for all compensation, including performance-based compensation, in excess of $1.0 million a public corporation pays to its covered employees, as defined under section 162(m) of the Code as amended by the Tax Reform. As a result, beginning in fiscal year 2018, compensation in excess of $1.0 million paid to any NEO that is also a covered employee will not be deductible for tax purposes unless (i) it qualifies for transition relief applicable to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date, or (ii) satisfies an exception under any other section of the Code to the limitation on deductibility under section 162(m).

While the Compensation Committee will continue to consider the tax deductibility of compensation as one of many factors, the Compensation Committee believes stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs to attract, retain, and motivate key executives, even though such programs may result in non-deductible compensation expense.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We account for stock-based compensation in accordance with generally accepted accounting principles. Pursuant to the guidance, stock-based compensation expense is measured on the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the requisite service period of each award and we consider, in the case of performance-based restricted units, the probability of the performance thresholds being met.

PROXY STATEMENT 2019    39

Report of the Executive Compensation and Management Development Committee

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 23 of this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Robert F. MacLellan, Chair
Mark S. Bartlett
Mary K. Bush
Dr. Freeman A. Hrabowski, III
Olympia J. Snowe
Richard R. Verma
Sandra S. Wijnberg
Alan D. Wilson

40    T. ROWE PRICE GROUP

Compensation of Named Executive Officers

SUMMARY COMPENSATION TABLE1

The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus[3]	Stock Awards[4]	Non-Equity Incentive Plan Compensation[5]	All Other Compensation[6]	Total
William J. Stromberg President and Chief Executive Officer	2018	$350,000	$—	$4,450,019	$8,200,000	$86,734	$13,086,753
	2017	$350,000	$39,759	$3,550,028	$7,600,000	$130,182	$11,669,969
	2016	$350,000	$—	$1,800,045	$6,850,000	$82,350	$9,082,395
Céline S. Dufétel Chief Financial Officer and Treasurer	2018	$350,000	$—	$1,200,071	$2,000,000	$204,718	$3,754,789
Kenneth V. Moreland Chief Financial Officer and Treasurer (Former)	2018	$59,659	$—	$—	$—	$5,071	$64,730
	2017	$350,000	$1,725,000	$—	$—	$69,176	$2,144,176
	2016	$350,000	$—	$485,061	$1,000,000	$80,742	$1,915,803
Edward C. Bernard Vice Chairman	2018	$350,000	$—	$1,600,034	$6,600,000	$81,573	$8,631,607
	2017	$350,000	$17,920	$1,600,037	$6,000,000	$81,095	$8,049,052
	2016	$350,000	$—	$1,450,036	$5,300,000	$79,836	$7,179,872
Robert W. Sharps Head of Investments and Group Chief Investment Officer	2018	$350,000	$—	$4,100,029	$8,100,000	$85,670	$12,635,699
	2017	$350,000	$34,159	$3,050,036	$7,300,000	$84,169	$10,818,364
Christopher D. Alderson[2] Co-Head of Global Equity	2018	$320,400	$—	$2,450,023	$6,674,800	$54,973	$9,500,196
	2017	$309,300	$21,345	$2,000,072	$5,799,200	$32,800	$8,162,717
	2016	$305,057	$—	$1,700,041	$5,423,240	$57,999	$7,486,337
[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2018, 2017, and 2016. All other columns have been omitted. Ms. Dufétel was named chief financial officer and treasurer in February 2018 and therefore amounts for 2017 and 2016 have been omitted. We have excluded Mr. Sharps’ compensation for 2016 as he was not a named executive officer in that year.
[2]	Cash amounts received by Mr. Alderson pursuant to his employment agreement are paid in British pounds. In calculating the U.S. equivalent for amounts that are not denominated in U.S. dollars, the Company converts each payment to Mr. Alderson into U.S. dollars based on an average daily exchange rate during the applicable year. The average exchange rates for 2018, 2017, and 2016 were 1.33496, 1.28870 and 1.35581 U.S. dollars per British pound, respectively. In British pounds, Mr. Alderson’s cash compensation was £5,240,000 in 2018 (10.5% increase), £4,740,000 in 2017 (12.2% increase), and £4,225,000 in 2016.
[3]	Messrs. Stromberg, Bernard, Alderson, and Sharps, along with other equity incentive participants, were paid a one-time supplemental cash bonus in 2017 for the cash dividend equivalents lost as a result of changing from a semiannual equity grant to an annual equity grant. For Mr. Moreland, this amount represents the amount paid for the service he provided during a transition period leading up to his retirement on March 1, 2018.
[4]	Represents the full grant date fair value of performance-based RSUs granted. The fair value was computed using the market price per share of T. Rowe Price common stock on the date of grant multiplied by the target number of units, as this was considered the probable outcome. See the Grants of Plan-Based Awards Table for the target number of units for 2018.
[5]	Represents cash amounts awarded by the Compensation Committee and paid to NEOs under the 2018 AICP. See our Compensation Discussion and Analysis and the Grants of Plan-Based Awards Table for more details regarding the workings of this plan. The amounts include amounts elected to be deferred by all NEOs under the Supplemental Savings Plan. See the Nonqualified Deferred Compensation Table for further details.
[6]	The following types of compensation are included in the “All Other Compensation” column for 2018:
Name	Contributions to Retirement Program	Retirement Program Limit Bonus[a]	Matching Contributions to Stock Purchase Plan[b]	Matching Gifts to Charitable Organizations[c]	Perquisites and Other Personal Benefits[d]	Total
William J. Stromberg	$36,500	$4,472	$4,000	$25,000	$16,762	$86,734
Céline S. Dufétel	$36,500	$4,472	$—	$—	$163,746	$204,718
Kenneth V. Moreland	$3,878	$—	$1,193	$—	$—	$5,071

PROXY STATEMENT 2019    41

Name	Contributions to Retirement Program	Retirement Program Limit Bonus[a]	Matching Contributions to Stock Purchase Plan[b]	Matching Gifts to Charitable Organizations[c]	Perquisites and Other Personal Benefits[d]	Total
Edward C. Bernard	$36,500	$4,472	$2,917	$25,000	$12,684	$81,573
Robert W. Sharps	$36,500	$4,472	$4,000	$25,000	$15,698	$85,670
Christopher D. Alderson	$—	$29,973	$—	$25,000	$—	$54,973
[a]	Cash compensation for the amount calculated under the U.S. retirement program that could not be credited to their retirement accounts in 2018 due to the contribution limits imposed under Section 415 of the Internal Revenue Code. For Mr. Alderson, the amount represents cash paid in lieu of a contribution to the UK pension program as result of a Fixed Protection election he made with the UK tax authorities, which required him to opt out of the UK pension program. This amount is based on the contribution formula in the pension program and is equal to the amount he would have received had he stayed in the pension program.
[b]	Matching contributions paid under our Employee Stock Purchase Plan offered to all employees of Price Group and its subsidiaries.
[c]	NEOs, directors, and all employees of Price Group and its subsidiaries are eligible to have personal gifts up to an annual limit to qualified charitable organizations matched by our sponsored T. Rowe Price Foundation, in the case of U.S. employees, and Price Group, in the case of employees outside the U.S. For 2018, all of the NEOs were eligible to have up to $25,000 matched.
[d]	Costs incurred by Price Group under programs available to all senior officers, including the NEOs, for executive health benefits and parking, as well as certain costs covered by Price Group relating to spousal participation in events held in connection with the Price Group. For Ms. Dufétel, the amount also includes $150,000 that represents a sign-on bonus that was part of the compensation package she received when joining the firm in 2017. This bonus was not earned by Ms. Dufétel until 2018.

42    T. ROWE PRICE GROUP

2018 GRANTS OF PLAN-BASED AWARDS TABLE1

The following table provides information concerning each plan-based award granted in 2018 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

	Grant Date	Date of Compensation Committee Meeting at Which Grant Was Approved	Estimated Possible Payouts under Non-equity Incentive Plan Awards[2]		Estimated Possible Payouts Under Equity Incentive Plan Awards[3]		Grant Date Fair Value of Stock Awards[4]
Name			Threshold ($)	Maximum ($)	Target (#)	Maximum (#)
William J. Stromberg	2/12/2018[2]		$—	$18,855,230
	12/11/2018[3]	12/10/2018			48,354	48,354	$4,450,019
Céline S. Dufétel	2/12/2018[2]		$—	$5,656,569
	12/11/2018[3]	12/10/2018			13,040	13,040	$1,200,071
Edward C. Bernard	2/12/2018[2]		$—	$16,969,707
	12/11/2018[3]	12/10/2018			17,386	17,386	$1,600,034
Robert W. Sharps	2/12/2018[2]		$—	$18,855,230
	12/11/2018[3]	12/10/2018			44,551	44,551	$4,100,029
Christopher D. Alderson	2/12/2018[2]		$—	$16,969,707
	12/11/2018[3]	12/10/2018			26,622	26,622	$2,450,023
[1]	Includes only those columns relating to plan-based awards granted during 2018. All other columns have been omitted. Mr. Moreland has been excluded from the table as he did not receive any plan-based awards given his retirement on March 1, 2018.
[2]	The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2018 Annual Incentive Compensation Plan based on our 2018 audited financial statements. The Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met. For 2018, the Compensation Committee awarded significantly less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See our Compensation Discussion and Analysis for additional information regarding the Annual Incentive Compensation Plan.
[3]	Represents performance-based RSUs granted as part of the Company’s annual equity incentive program from its 2012 Long-Term Incentive Plan. These performance-based RSUs are subject to a performance-based vesting threshold with a 12-month performance period. The performance period for the December 2018 grant will run from January 1, 2019 to December 31, 2019. For each grant, the target payout represents the number of RSUs to be earned by the NEO if the Company’s operating margin for the performance period is at least 100% of the average operating margin of a designated peer group. The Company’s operating margin performance below this target threshold results in forfeiture of some or all of the RSUs. The RSUs earned by the NEO following the performance period are also subject to time-based vesting before they are settled in shares of our common stock. Vesting occurs 20% on each of 2/28/2020, 2/26/2021, 2/28/2022, 2/28/2023, and 2/28/2024. These grant agreements include a provision that allows for the continued vesting of the grant, from the date of separation if certain age and service criteria are met for the U.S.-based NEOs and a service criteria is met for Mr. Alderson. Dividends on these performance-based RSUs are accrued during the performance period and are only paid on those units earned. Additional information related to these performance-based RSUs, including a listing of companies in the designated peer group, are included in our Compensation Discussion and Analysis.
[4]	Represents the grant date fair value of the performance-based RSUs granted in 2018. The grant date fair value of the performance-based RSUs was measured using the market price per share of T. Rowe Price common stock on the date of grant multiplied by the target number of units noted in the table, as this was considered the probable outcome.

PROXY STATEMENT 2019    43

OUTSTANDING EQUITY AWARDS TABLE AT DECEMBER 31, 20181

The following table shows information concerning equity incentive awards outstanding at December 31, 2018, for each NEO. The grant agreements for all unexercisable option awards and unvested stock awards include a provision that allows for continued vesting for a period of 36 months for awards granted before 2017, and for the remaining unvested portion for awards granted in 2017, from the date of separation if certain age and service criteria are met for the U.S.-based NEOs and a service criteria is met for Mr. Alderson. In 2018, the provision that allows for continued vesting for all associates was modified for 2018 grants to a tiered approach with three different age and service criteria, each having separate periods of continued vesting.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)[2]
William J. Stromberg	9/6/2012	20,819			$60.798	9/6/2022
	2/21/2013	20,498			$69.671	2/21/2023
	9/10/2013	20,499			$70.285	9/10/2023
	2/19/2014	14,349	3,587	3a	$77.944	2/19/2024	1,050	4a	$96,936	4a
	9/9/2014	14,348	3,588	3a	$78.442	9/9/2024	1,050	4b	$96,936	4b
	2/19/2015	10,762	7,174	3b	$80.949	2/19/2025	2,100	4c	$193,872	4c
	9/10/2015	10,500	7,000	3b	$70.920	9/10/2025	2,100	4d	$193,872	4d
	2/17/2016						7,686	4e	$709,572	4e
	9/8/2016						7,845	4f	$724,250	4f
	12/6/2017										34,876	5a	$3,219,7525a
	12/11/2018										48,354	5b	$4,464,0415b
Céline S. Dufétel	12/6/2017										4,421	5a	$408,1475a
	12/11/2018										13,040	5b	$1,203,8535b
Kenneth V. Moreland	2/21/2013	1,229			$69.671	6/1/2021
	9/10/2013	1,229			$70.285	6/1/2021
	2/19/2014	1,178	1,178	3a	$77.944	6/1/2021	345	4a	$31,850	4a
	9/9/2014	1,178	1,179	3a	$78.442	6/1/2021	345	4b	$31,850	4b
	2/19/2015	1,179	2,356	3b	$80.949	6/1/2021	690	4c	$63,701	4c
	9/10/2015	1,150	2,300	3b	$70.920	6/1/2021	690	4d	$63,701	4d
	2/17/2016						1,381	4e	$127,494	4e
	9/8/2016						1,409	4f	$130,079	4f

44    T. ROWE PRICE GROUP

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)[2]
Edward C. Bernard	2/23/2012	26,023			$59.069	12/31/2021
	9/6/2012	23,421			$60.798	12/31/2021
	2/21/2013	23,060			$69.671	12/31/2021
	9/10/2013	16,399			$70.285	12/31/2021
	2/19/2014	14,349			$77.944	12/31/2021	1,050	4a	$96,936	4a
	2/19/2014		3,587	3a	$77.944	3/31/2022
	9/9/2014	12,299			$78.442	12/31/2021	900	4b	$83,088	4b
	9/9/2014		3,075	3a	$78.442	3/31/2022
	2/19/2015	9,224			$80.949	12/31/2021	1,800	4c	$166,176	4c
	2/19/2015		6,150	3b	$80.949	3/31/2022
	9/10/2015	9,000			$70.920	12/31/2021	1,800	4d	$166,176	4d
	9/10/2015		6,000	3b	$70.920	3/31/2022
	2/17/2016						6,192	4e	$571,645	4e
	9/8/2016						6,320	4f	$583,462	4f
	12/6/2017										15,719	5a	$1,451,178	5a
	12/11/2018										17,386	5b	$1,605,076	5b
Robert W. Sharps	2/17/2011	1,479			$67.561	2/17/2021
	2/23/2012	1,692			$59.069	2/23/2022
	2/21/2013	20,498			$69.671	2/21/2023
	9/10/2013	20,499			$70.285	9/10/2023
	2/19/2014	16,399	4,100	3a	$77.944	2/19/2024	1,200	6a	$110,784	6a
	9/9/2014	16,399	4,100	3a	$78.442	9/9/2024	1,200	6a	$110,784	6a
	2/19/2015	18,449	12,299	3b	$80.949	2/19/2025	3,600	6b	$332,352	6b
	9/10/2015	18,000	12,000	3b	$70.920	9/10/2025	3,600	6b	$332,352	6b
	2/17/2016						85,398	4e	$7,883,943	4e
	2/17/2016						11,316	6c	$1,044,693	6c
	9/8/2016						11,549	6c	$1,066,204	6c
	12/6/2017										29,964	5a	$2,766,276	5a
	12/11/2018										44,551	5b	$4,112,948	5b

PROXY STATEMENT 2019    45

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)[2]
Christopher D. Alderson	2/17/2011	689			$70.330	2/17/2021
	9/8/2011	41,639			$48.560	9/8/2021
	2/23/2012	20,819			$59.069	2/23/2022
	9/6/2012	20,819			$60.798	9/6/2022
	2/21/2013	20,499			$69.671	2/21/2023
	9/10/2013	20,499			$70.285	9/10/2023
	2/19/2014	16,399	4,100	3a	$77.944	2/19/2024	1,200	4a	$110,784	4a
	9/9/2014	16,399	4,100	3a	$78.442	9/9/2024	1,200	4b	$110,784	4b
	2/19/2015	12,299	8,200	3b	$80.949	2/19/2025	2,400	4c	$221,568	4c
	9/10/2015	12,000	8,000	3b	$70.920	9/10/2025	2,400	4d	$221,568	4d
	2/17/2016						7,259	4e	$670,151	4e
	9/8/2016						7,409	4f	$683,999	4f
	12/6/2017										19,649	5a	$1,813,996	5a
	12/11/2018										26,622	5b	$2,457,743	5b
[1]	Includes only those columns that related to outstanding equity awards at December 31, 2018. All other columns have been omitted.
[2]	The market value of these stock awards was calculated using the closing market price per share of Price Group’s common stock on December 31, 2018.
[3]	The following table represents the vesting schedules of the unexercisable outstanding option awards at December 31, 2018.
Footnote	Percentage of Outstanding	Vest Dates
3a	100%	12/10/2019
3b	50%	12/10/2019	12/10/2020
[4]	For each performance-based RSU award earned and not vested at December 31, 2018, the following table includes the date of the meeting or unanimous consent at which the Compensation Committee certified that the performance threshold was met, the award’s performance period, and the award’s remaining vesting schedule.
Footnote	Date Certified	Performance Period Start Date	Performance Period End Date	Percentage of Outstanding	Vest Dates
4a	Feb-2015	January 1, 2014	December 31, 2014	100%	12/10/2019
4b	Sep-2015	July 1, 2014	June 30, 2015	100%	12/10/2019
4c	Feb-2016	January 1, 2015	December 31, 2015	50%	12/10/2019	12/10/2020
4d	Sep-2016	July 1, 2015	June 30, 2016	50%	12/10/2019	12/10/2020
4e	Feb-2017	January 1, 2016	December 31, 2016	33%	12/10/2019	12/10/2020	12/10/2021
4f	Sep-2017	July 1, 2016	June 30, 2017	33%	12/10/2019	12/10/2020	12/10/2021
[5]	For each performance-based RSU award unearned and not vested at December 31, 2018, the following table includes the date of the meeting or unanimous consent at which the Compensation Committee certified that the performance threshold was met, the award’s performance period, and the award’s remaining vesting schedule.
Footnote	Date Certified	Performance Period Start Date	Performance Period End Date	Percentage of Outstanding	Vest Dates
5a	Feb-2019	January 1, 2018	December 31, 2018	—%	2/28/2019	2/28/2020	2/26/2021	2/28/2022	2/28/2023
5b		January 1, 2019	December 31, 2019	—%	2/28/2020	2/26/2021	2/28/2022	2/28/2023	2/28/2024

46    T. ROWE PRICE GROUP

[6]	Mr. Sharps received restricted stock awards and RSU awards through September 2016. The following table represents the vesting schedules of the outstanding stock awards at December 31, 2018.
Footnote	Remaining Percentage Vesting	Vest Dates
6a	100%	12/10/2019
6b	50%	12/10/2019	12/10/2020
6c	33%	12/10/2019	12/10/2020	12/10/2021

2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows aggregate stock option exercises and restricted stock awards vesting in 2018 and the related value realized on those events for each of the NEOs that experienced such events in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise[1,5]	Value Realized on Exercise[2]	Number of Shares Acquired on Vesting[3,5]		Value Realized on Vesting[3]
William J. Stromberg	110,600	$6,164,462	11,777		$1,088,784
Kenneth V. Moreland	11,227	$376,295	3,495		$323,113
Edward C. Bernard	50,569	$2,681,607	10,230		$945,764
Robert W. Sharps	63,449	$3,452,853	58,369	[4]	$5,396,214	[4]
Christopher D. Alderson	82,560	$5,379,891	12,090		$1,117,721
[1]	Represents the total number of shares underlying the exercised stock options.
[2]	Computed using the difference between the market price of Price Group’s common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired.
[3]	Reflects the number of shares underlying the performance-based RSUs earned and vested. The value realized on vesting is computed using the closing market price per share of Price Group’s common stock on the vest date (December 10, 2018) multiplied by the number of RSUs vesting. The following table shows the aggregate RSUs by NEOs listed in the table above by date of award:
Date of Award	Performance Period Completion Date	Number of Shares Acquired on Vesting	Market Price on Vest Date	Value Realized on Vesting
2/21/2013	12/31/2013	4,110	$92.45	$379,970
9/10/2013	6/30/2014	3,720	$92.45	$343,914
2/19/2014	12/31/2014	3,645	$92.45	$336,980
9/9/2014	6/30/2015	3,495	$92.45	$323,113
2/19/2015	12/31/2015	3,495	$92.45	$323,113
9/10/2015	6/30/2016	3,495	$92.45	$323,113
2/17/2016	12/31/2016	36,202	$92.45	$3,346,875
9/8/2016	6/30/2017	7,896	$92.45	$729,985
[4]	Mr. Sharps was awarded restricted shares and RSUs until September 2016. The table below shows, by date of the award, the number of restricted stock awards vested and value realized that was computed using the closing market price per share of Price Group’s common stock on the vest date multiplied by the number of restricted stock awards vesting.
Date of Award	Vesting Date	Number of Shares Acquired on Vesting	Market Price on Vest Date	Value Realized on Vesting
2/21/2013	12/10/2018	1,200	$92.45	$110,940
9/10/2013	12/10/2018	15,081	$92.45	$1,394,238
2/19/2014	12/10/2018	1,200	$92.45	$110,940
9/9/2014	12/10/2018	1,200	$92.45	$110,940
2/19/2015	12/10/2018	1,800	$92.45	$166,410
9/10/2015	12/10/2018	1,800	$92.45	$166,410
2/17/2016	12/10/2018	3,772	$92.45	$348,721
9/8/2016	12/10/2018	3,850	$92.45	$355,933

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[5]	The number of shares actually acquired was less than the number presented in the tables above as a result of tendering shares for payment of the exercise price and the withholding of shares to pay taxes. The total net shares received by each NEO listed in the table is as follows:
Name	Net Shares Acquired on Exercise	Net Shares Acquired on Vesting
William J. Stromberg	29,024	6,126
Kenneth V. Moreland	9,290	1,885
Edward C. Bernard	11,576	5,561
Robert W. Sharps	37,259	30,375
Christopher D. Alderson	51,278	6,409

2018 NONQUALIFIED DEFERRED COMPENSATION TABLE

The amounts in the following table represent each NEO’s account activity under the Supplemental Savings Plan, which was effective on January 1, 2015.

Name	Executive’s Contributions in Last FY1	Registrants Contributions in Last FY	Aggregate Earnings in Last FY2	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[3]
William J. Stromberg	$3,200,000	$—	$175,924	$—	$9,441,518
Kenneth V. Moreland	$—	$—	$(56,245)	$—	$1,115,531
Edward C. Bernard	$3,000,000	$—	$98,983	$—	$9,799,461
Robert W. Sharps	$4,100,000	$—	$(166,249)	$—	$11,763,269
Christopher D. Alderson[4]	$5,046,200	$—	$(961,585)	$—	$7,483,482
[1]	These amounts represent a portion of the bonus awarded to each NEO under the 2018 Annual Incentive Compensation Plan and are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Under the Supplemental Savings Plan, certain senior officers, including the NEOs, have the opportunity to defer receipt of up to 100% of their cash incentive compensation earned for a respective calendar year during which services are provided.
[2]	Each participant has the ability to allocate their account balance across a number of Price funds and the flexibility to rebalance their account as often as they would like. The amounts deferred are adjusted daily based on the investments chosen by the participant and, therefore, are not above market or preferential. As such, the earnings reported in this column are not included in the Summary Compensation Table.
[3]	These amounts represent the aggregate balances in each NEO’s account at December 31, 2018. A portion or all of each NEO’s 2018 deferral election was not contributed to their account until 2019, as the bonus awarded under the 2018 Annual Incentive Compensation Plan was not certified by the Compensation Committee until then. Additionally, the aggregate balance for Messrs. Stromberg, Moreland, Bernard, Sharps, and Alderson include amounts previously reported as Non-Equity Incentive Plan Compensation in a prior year Summary Compensation Table.
[4]	Mr. Alderson elected to defer £4,000,000 of his annual bonus in 2018. The Company converted this deferral into U.S. dollars based on the exchange rate of 1.26155, which is the rate on the day all employee bonuses were paid.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

All agreements for stock options and stock awards granted to associates from our equity incentive plans include provisions that may result in vesting acceleration of outstanding equity awards in connection with a change in control of Price Group or upon the grantee’s death or termination of employment due to total disability. See the “Post-Employment Payments” section of the Compensation Discussion and Analysis for more details on these vesting acceleration provisions. Assuming that an event caused the vesting of all outstanding unvested stock options and stock awards on December 31, 2018, to accelerate, the amount that would be realized upon the exercise of these stock options and vesting of restricted stock awards and units held by our NEOs are shown in the table below.

In addition, all agreements for stock options and stock awards granted on and after February 23, 2012, and through December 5, 2017, included a provision that allows for continued vesting for a period of 36 months from the grantee’s date of termination if certain age and service criteria or, for certain grantees outside the United States, a specified service criteria, are met. Agreements for stock awards granted on or after December 6, 2017, and through December 10, 2018, included a provision that allows for continued vesting for a period of 60 months from the grantee’s date of termination so long as the same criteria described above are met. Agreements for awards granted to associates on or after December 11, 2018, include a provision that allows for continued vesting following the grantee’s date of termination for a period of 24, 36, or 60 months based on one of three different combinations of age and service requirements. As of December 31, 2018, Messrs. Bernard and

48    T. ROWE PRICE GROUP

Moreland have satisfied the age and service criteria that allows for continued vesting of all awards listed in the Outstanding Equity Awards Table. As of December 31, 2018, Mr. Stromberg has satisfied the age and service criteria that allows for his December 2018 RSU award to continue vesting for 36 months if he was to separate from the Company. The table below shows the value as of December 31, 2018, for those awards held by Messrs. Stromberg, Moreland, and Bernard that will continue to vest following termination of employment according to the above described provisions.

The amounts in the table below are calculated using the closing price of our common stock on December 31, 2018, for outstanding restricted stock awards and units and the difference between the closing price of our common stock on December 31, 2018, and the exercise price of each unexercisable stock option.

Name	Change in Control or Death/Disability	Voluntary Termination or Termination Without Cause
William J. Stromberg	$10,031,968	$2,678,388
Céline S. Dufétel	$1,612,000	$—
Kenneth V. Moreland	$557,982	$557,982
Edward C. Bernard	$5,016,310	$5,016,310
Robert W. Sharps	$18,272,829	$—
Christopher D. Alderson	$6,670,876	$—

CHIEF EXECUTIVE OFFICER PAY RATIO

Our CEO pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2018 salary and annual cash bonus paid to all associates, excluding our CEO, who were employed on December 31, 2018. All active associates were included in the sample. This includes associates working on a full-time, part-time, or interim basis. We did not make any adjustments or estimates with respect to salary, nor did we annualize the compensation for associates who began employment after the start of the fiscal year. We applied the local currency to U.S. dollar exchange spot rate as of December 31, 2018, to the compensation paid to our non-U.S. associates to facilitate comparison of all associates in U.S. dollars. Upon identifying the median associate, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table.

For 2018, Mr. Stromberg had an annual total compensation of $13,086,753 as reflected in the Summary Compensation Table. Our median associate’s 2018 annual total compensation was $103,773. Thus, Mr. Stromberg’s 2018 annual total compensation was approximately 126 times that of our median associate.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and RSUs and shares reserved for future issuance under our equity compensation plans as of December 31, 2018. None of the plans have outstanding warrants or rights other than stock options and RSUs. All plans have been approved by our stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Settlement of Restricted Stock Units (a)		Weighted-Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	17,951,952	[1]	$69.05	[1]	22,365,129	[2]
Equity compensation plans not approved by stockholders	—		—		—
Total	17,951,952		$69.05		22,365,129
[1]	Includes 6,651,559 shares that may be issued upon settlement of outstanding RSUs. The weighted-average exercise price pertains only to the 11,300,393 outstanding stock options.
[2]	Includes shares that may be issued under our 2017 Director Plan and 2012 Incentive Plan and 2,340,343 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance under the

PROXY STATEMENT 2019    49

2012 Incentive Plan will increase under the terms of the plan as a result of all common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2012 Incentive Plan. The 2012 Incentive Plan allows for the grant of stock options, stock appreciation rights, and full-value awards.

Proposal 2
Advisory Vote on the Compensation Paid to Our Named Executive Officers

INTRODUCTION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our NEO compensation is straight-forward, goal-oriented, long-term focused, transparent, and aligned with the interests of our stockholders. Our incentive compensation programs are designed to motivate and reward performance, with a focus on rewarding the intermediate- and long-term achievements of our NEOs, as measured by a number of factors, including (i) the financial performance and financial stability of Price Group, (ii) the relative investment performance of our mutual funds and other investment portfolios, and (iii) the performance of our NEOs against the corporate and individual goals established at the beginning of the year. Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team. Our equity awards create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

NEO compensation in 2018 was aligned with our financial and operational performance for 2018. The structure of the compensation for our CEO and other NEOs reflects our performance-based compensation philosophy, which ties a significant portion of their pay to the success of the Company and to their individual performance goals.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation policies and practices, including our compensation philosophy, 2018 objectives, and the 2018 compensation decisions for our NEOs. We believe that, viewed as a whole, our compensation practices and policies are appropriate and fair to both the Company and its executives and to our stockholders.

We value the feedback provided by our stockholders. At the 2018 annual meeting of stockholders, nearly 96% of votes cast supported our executive compensation program. We have discussions with certain of our stockholders regarding various corporate governance topics, including executive compensation, and take into account the views of stockholders regarding the design and effectiveness of our executive compensation program.

PROPOSAL

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Price Group, that the stockholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when designing and administering our compensation programs and when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

We recommend that you vote FOR Proposal 2, the approval of the compensation of our NEOs as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules. All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the approval of the compensation of our NEOs as disclosed

50    T. ROWE PRICE GROUP

in this proxy statement pursuant to the SEC’s compensation disclosure rules unless otherwise specified. In order to be adopted at the Annual Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

Proposal 3
Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2019

INTRODUCTION

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit Price Group’s consolidated financial statements. To execute this responsibility, the Audit Committee engages in an evaluation of the independent auditor’s qualifications, performance, and independence and periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2019. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001. In accordance with SEC rules and KPMG policies, lead and reviewing audit partners are subject to rotation requirements that limit the number of consecutive years they may provide service in that capacity to five years. The process for selection of the lead audit partner pursuant to this rotation policy has included a discussion between the chair of the Audit Committee and the candidate for the role, as well as discussion of the selection by the full Committee with management.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2019.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

We recommend that you vote FOR Proposal 3, the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019. All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019 unless otherwise specified. In order to be adopted at the Annual Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. In the event Proposal 3 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG. Abstentions are not considered votes cast and will have no effect on the outcome of the vote.

DISCLOSURE OF FEES CHARGED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2018 and 2017. All services were approved by the Audit Committee pursuant to the preapproval procedures described below.

Type of Fee	2018	2017
Audit Fees[1]	$3,329,593	$3,054,532
Audit-Related Fees[2]	182,614	120,444
Tax Fees[3]	1,038,012	881,072
All Other Fees[4]	173,208	82,088
	$4,723,427	$4,138,136
[1]	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2018 and 2017.

PROXY STATEMENT 2019    51

[2]	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2018 and 2017, these services included audits of several affiliated entities, including the corporate retirement plans and the T. Rowe Price Foundation, Inc., fees for consultations concerning financial accounting and reporting matters, and fees associated with KPMG’s consents related to registration filings.
[3]	Aggregate fees charged for tax compliance, planning, and consulting. Of the $1,038,012 in 2018, $701,688 is related to tax compliance and preparation and $336,324 is related to tax planning.
[4]	Both 2018 and 2017 include fees for KPMG’s performance of attestation engagements related to our compliance with the Global Investment Performance Standards and fees related to executive education. In addition, 2018 fees include engagements related to the review and analysis of certain regulatory returns and our corporate social responsibility report.

AUDIT COMMITTEE PREAPPROVAL POLICIES

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The preapproval policies and procedures are as follows:

■	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s CEO, chief financial officer, or the principal accounting officer prior to the submission to the Audit Committee.
■	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Preapproval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.
■	Any audit or non-audit service to be provided to Price Group that is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chair on a properly completed “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” for the chair’s review and preapproval and will be included as an agenda item at the next scheduled Audit Committee meeting.

52    T. ROWE PRICE GROUP

Report of the Audit Committee

The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held eight meetings during 2018. Management has the primary responsibility for the financial statements and the reporting process, including internal controls over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal controls over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2018 after reviewing the firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2018 annual meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2019 at our January 2019 meeting, after conducting the same set of reviews.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2018 Annual Report on Form 10-K and in the 2018 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16-Communications with Audit Committees. We also discussed with KPMG its independence from management and Price Group and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group’s internal controls over financial reporting as of December 31, 2018. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal controls over financial reporting.

We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.

Lastly, as part of our responsibilities for oversight of the Price Group’s risk management process, we reviewed and discussed with the chief risk officer the Company’s framework with respect to the risk assessment, including discussions of individual risk areas, as well as an annual summary of the overall process.

In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Mark S. Bartlett, Chair
Dr. Freeman A. Hrabowski, III
Robert F. MacLellan
Richard R. Verma
Sandra S. Wijnberg

PROXY STATEMENT 2019    53

Certain Relationships and Related Transactions

Since 2014, the Company has been a party to a software license agreement with Diligent Corporation (“Diligent”) to provide online access to board and committee materials to the Company’s officers and directors. The chief executive officer and president of Diligent Corporation, Brian Stafford, is the spouse of our chief financial officer and treasurer, Céline S. Dufétel. Pursuant to the agreement, the Company paid Diligent Corporation approximately $300,000 in 2018.

On December 20, 2018, we entered into a consulting agreement with Mr. Bernard pursuant to which he will provide strategic and other consulting services to us and continue to serve as a board member of UTI Asset Management Company Limited, for a period of one year. The consulting agreement is effective as of January 1, 2019, and thereafter is automatically renewed on January 1 of each year. It can be terminated by either party for any reason at the end of any year or upon at least 30 days prior written notice. The agreement provides for payments to Mr. Bernard of $350,000 per year, plus reimbursement for reasonable out-of-pocket expenses. In addition, while traveling for the Company we will provide insurance and emergency travel assistance coverage to Mr. Bernard.

Stockholder Proposals for the 2020 Annual Meeting

Any stockholder who wishes to submit a proposal or nominate a director for consideration at the 2020 Annual Meeting and include that proposal or nomination in the 2020 proxy statement should send their proposal to T. Rowe Price Group, Inc., c/o chief legal counsel and corporate secretary, 100 East Pratt Street, Mail Code BA-1360, Baltimore, MD 21202, and comply with the notice and other requirements described below.

Proposals must be received no later than November 15, 2019, and satisfy the requirements under applicable SEC rules (including SEC Rule 14a-8) to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2020 Annual Meeting.

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended Bylaws. To be considered timely under our proxy access provisions, stockholder nominations must be received on or after October 16, 2019, and on or before November 15, 2019, inclusive.

Our By-Laws also require advance notice of any proposal by a stockholder to be presented at the 2020 Annual Meeting that is not included in our proxy statement and on the proxy card, including any proposal for the nomination of a director for election.

To be properly brought before the 2020 Annual Meeting, written nominations for directors or other business to be introduced by a stockholder must be received on or after December 27, 2019, and on or before January 26, 2020. A notice of a stockholder proposal must contain the information required by our By-Laws about the matter to be brought before the Annual Meeting and about the stockholder proponent and persons associated with the stockholder through control, ownership of the shares, agreement, or coordinated activity. We reserve the right to reject proposals that do not comply with these requirements.

Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the chairman of the Board, our president, our Board, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

54    T. ROWE PRICE GROUP

Stockholder Communications With the Board of Directors

Our Board members are interested in hearing the opinions of the stockholders. The Nominating and Corporate Governance Committee has established the following procedures in order to facilitate communications between our stockholders and our Board:

■	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board or to any individual director by mail to T. Rowe Price Group, Inc., c/o chief legal counsel, P.O. Box 17134, Baltimore, MD 21297-1134, or by email to contact_the_board@troweprice.com or by Internet at troweprice.gcs-web.com/corporate-governance/contact-the-board.
■	Our chief legal counsel will be responsible for the first review and logging of this correspondence. Counsel will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence that the Nominating and Corporate Governance Committee has identified as correspondence that may be retained in our files and not sent to directors.
■	The Nominating and Corporate Governance Committee has authorized chief legal counsel to retain and not send to directors the following types of communications:
■	Advertising or promotional in nature (offering goods or services);
■	Complaints by clients with respect to ordinary course of business customer service and satisfaction issues; provided, however, that the chief legal counsel will notify the chair of the Nominating and Corporate Governance Committee of any complaints that, in the opinion of the chief legal counsel, warrant immediate committee attention by their nature or frequency; or
■	Those clearly unrelated to our business, industry, management, Board, or committee matters.

These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, chief legal counsel will not screen communications sent to directors.

■	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, chief legal counsel will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

PROXY STATEMENT 2019    55

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57237-P18184

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

T. ROWE PRICE GROUP, INC.

The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1.

1. Election of Directors:

	For	Against	Abstain
1a. Mark S. Bartlett	☐	☐	☐
1b. Mary K. Bush	☐	☐	☐
1c. Dr. Freeman A. Hrabowski, III	☐	☐	☐
1d. Robert F. MacLellan	☐	☐	☐
1e. Olympia J. Snowe	☐	☐	☐
1f. William J. Stromberg	☐	☐	☐
1g. Richard R. Verma	☐	☐	☐
1h. Sandra S. Wijnberg	☐	☐	☐
1i. Alan D. Wilson	☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 2.

	For	Against	Abstain
2. To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.	☐	☐	☐

The Board of Directors Recommends a Vote FOR Item 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

T. ROWE PRICE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 25, 2019, at 10:00 a.m.

THE T. ROWE PRICE CORPORATE CAMPUS
4435 Painters Mill Road
Owings Mills, Maryland 21117-4903
DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.

After entering the campus, follow the signs to the building where the annual meeting will be held. There is no charge for parking at the campus.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E57238-P18184

T. ROWE PRICE GROUP, INC.
2019 Proxy
Revocable Proxy Solicited on Behalf of the Board of Directors

I hereby appoint David Oestreicher and Jean-Marc Corredor, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Thursday, April 25, 2019, at 10:00 a.m., at the offices of the company located at 4435 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 14, 2019, and Price Group's 2018 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments: ____________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side